UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 3

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): October 20, 2011

Legend Oil and Gas, Ltd.

(Exact name of registrant as specified in its charter)

Colorado	000-49752	84-1570556
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. Number)

1420 5th Avenue, Suite 2200

Seattle, WA 98101

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 274-5165

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment on Form 8-K/A amends the prior Current Report on Form 8-K, filed on January 11, 2012, which disclosed, among other items, the acquisition of certain petroleum and natural gas leases, lands and facilities from International Sovereign Energy Corp. We are filing this Amendment on Form 8-K/A to include the required financial statement disclosures of International Sovereign Energy Corp. and pro forma financial information with respect the asset acquisition. The financial statements and pro forma financial information are listed in Item 9.01 below and are attached as Exhibits to this Form 8-K/A.

In addition to meeting other disclosure requirements, this Current Report on Form 8-K is also being filed to provide disclosure consistent with that which would be contained in a Form 10 under the Securities Exchange Act of 1934, as amended. We are providing the “Form 10” disclosure in Item 2.01 below.

Unless otherwise indicated or the context otherwise requires, all references in this Current Report to the “Company,” “we,” “us,” and “our” are to Legend Oil and Gas, Ltd., a Colorado corporation, including our wholly-owned subsidiary Legend Energy Canada Ltd., an Alberta, Canada corporation. All references in the Current Report to “Legend Canada” are to Legend Energy Canada Ltd. individually. All references to “Sovereign” are to International Sovereign Energy Corp., an Alberta, Canada corporation.

CURRENCY

Unless otherwise indicated, references herein to “$” or “dollars” are to United States dollars. All references in this Current Report to “CA$” are to Canadian dollars. All of our financial information has been presented in United States dollars in accordance with U.S. generally accepted accounting principles.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements made in this current report on Form 8-K/A (“Current Report”) constitute “forward-looking statements”. These statements can be identified by the use of forward-looking terminology such as “believes,” “plans,” “expects,” “may,” “will,” “intends,” “should,” “plan,” “assume” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties, including those risks disclosed in this Current Report in Item 2.01 under the section entitled “RISK FACTORS.” You should not place undue reliance on forward-looking statements. Forward-looking statements involve risks and uncertainties. The actual results that are achieved may differ materially from those described in or contemplated by any forward-looking statements due to such risks and uncertainties. These forward-looking statements are based on current expectations, and we assume no obligation to update this information. Readers are urged to carefully review and consider the various disclosures made by us in this Current Report and in our other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect our business.

i

TO

LEGEND OIL AND GAS, LTD.

Amendment No. 3 to Current Report on Form 8-K/A dated October 20, 2011

ii

Item 2.01	Completion of Acquisition or Disposition of Assets.

PURCHASE OF ASSETS

On October 20, 2011, our wholly-owned subsidiary, Legend Canada completed the acquisition of petroleum and natural gas leases, lands and facilities held by International Sovereign Energy Corp. located in Canada (the “Sovereign Assets”).

The assets acquired consisted of substantially all of Sovereign’s assets, including interests in producing oil and gas leasehold properties in Western Canada that have been maintained through the drilling of internally generated low to medium risk exploration and development sites. The principal natural gas leasehold properties are located in Medicine River and Berwyn in Alberta, and Clarke Lake in British Columbia. The assets also include an interest in various light oil properties located in Red Earth and Swan Hills in Alberta, and in Inga in British Columbia. Schedule 1 of the Asset Purchase Agreement contains a detailed description of the Sovereign Assets sold to Legend Canada. In summary, the Sovereign Assets consist of the Petroleum and Natural Gas Rights, the Tangibles and Miscellaneous Interests, excluding the Excluded Assets, as those terms are defined in the Asset Purchase Agreement.

The purchase of the Sovereign Assets was pursuant to an Asset Purchase Agreement (the “Asset Purchase Agreement”) that we entered into on September 13, 2011, with Legend Canada and Sovereign. The Asset Purchase Agreement set a base purchase price of CA$9,500,000 in cash and 3,750,000 shares of our common stock (“Common Shares”). The sale of the Sovereign Assets was approved by Sovereign’s shareholders and the Toronto Stock Exchange. The Asset Purchase Agreement has an effective date of July 1, 2011 for purposes of adjustments. A copy of the Asset Purchase Agreement is attached as Exhibit 10.1 to our current report on Form 8-K dated September 12, 2011, filed with the SEC on September 16, 2011, and is incorporated herein by reference.

The net purchase price for the Sovereign Assets paid at closing was CA$8,905,031 in cash and 3,552,516 Common Shares. At closing, the purchase price was adjusted, on a pro-rata basis, for each Boepd (barrel of crude oil equivalent per day) that Sovereign’s monthly average Boepd production during the month of August 2011 was below the threshold production level of 300 Boepd, as provided in further detail in Article 4 of the Asset Purchase Agreement. This resulted in a downward adjustment to the purchase price at closing, reducing the cash portion to CA$9,105,031 and reducing the number of Common Shares to 3,552,516 shares. Also at closing, Sovereign made a working capital adjustment payment in the amount of CA$200,000 to Legend Canada in accordance with the Asset Purchase Agreement, which reduced the net cash portion of the purchase price to CA$8,905,031.

As disclosed in further detail in Item 2.03 of this Current Report below, on October 20, 2011, Legend Canada borrowed CA$5.4 million through its CA$6.0 million revolving credit facility with National Bank of Canada to pay a portion of the purchase price. The remainder of the cash portion of the purchase price, in the amount of CA$3,505,031, was paid using our cash on hand.

Another working capital adjustment payment is scheduled to be made within 45 days after the closing date. This working capital adjustment payment is based on the schedule of revenues generated and expenses incurred by Sovereign from production operations during the period from July 1, 2011, through the closing date. This is described in further detail in Article 3 of the Asset Purchase Agreement.

Pursuant to the Asset Purchase Agreement, we agreed to file with the SEC, within 30 calendar days following the closing date, a registration statement for the resale of the shares we issued to Sovereign. Sovereign subsequently informally advised us that they would extend the 30-day filing date to allow us sufficient time to complete the pro forma financial statements required for this Current Report. We intend to file the registration statement promptly following filing of this Current Report. We also agreed to use our reasonable best efforts to maintain the effectiveness of the registration statement until the earlier of (i) the date on which all of shares have been sold by Sovereign and (ii) the date that is 12 months after the date that we file this Current Report with the SEC.

Under the Asset Purchase Agreement, we are required to issue additional Common Shares to Sovereign if the volume weighted average trading price of our Common Shares falls below threshold amounts as provided in further detail in Article 4 of the Asset Purchase Agreement, and incorporated herein by reference. In addition, we granted anti-dilution protection to Sovereign, such that Sovereign would be entitled to receive additional Common Shares from us if we were to sell Common Shares at a price less than $2.00 per share (excluding exercises of outstanding warrants), at any time during the 14-month period following filing of this Current Report containing Form 10 information.

Under the Asset Purchase Agreement, we also granted to Sovereign a “put” option to require us to redeem the Common Shares if we fail to obtain listing for our Common Shares on the NYSE, Amex, NASDAQ, or any other stock market more senior than the OTCBB on or before March 31, 2012. We believe that we satisfy the initial listing standards for the OTCQX and that the OTCQX is a market more senior than the OTCBB, and we intend to apply for listing on the OTCQX as soon as reasonably practicable. The redemption price is $2.00 per share payable in cash. Further details of this option are contained in Section 4.4 of the Asset Purchase Agreement.

The Asset Purchase Agreement with Sovereign concluded that we may have been at one time a “shell company” in the past. Accordingly, the Asset Purchase Agreement requires that we file “Form 10 information” with the SEC to accommodate the sale of restricted securities under Rule 144. We believe that we were never a shell company and that, even if we were deemed to have been a shell, we ceased to be a shell company in October 2010, when we acquired our first oil and gas producing properties, and that the filing of our Annual Report on Form 10-K for the year ended December 31, 2010 satisfied the Form 10 disclosure requirements. Nevertheless, we agreed in the Asset Purchase Agreement to include such “Form 10 information” in this Current Report, as set forth below.

GLOSSARY OF INDUSTRY TERMS

Unless otherwise indicated in this Current Report, natural gas volumes are stated at the legal pressure base of the state or geographic area in which the reserves are located at 60 degrees Fahrenheit. Crude oil and natural gas equivalents are determined using the ratio of six Mcf of natural gas to one barrel of crude oil, condensate or natural gas liquids.

The following definitions apply to the technical terms that may appear in this Current Report.

Terms used to describe quantities of crude oil and natural gas:

“Bbl” — barrel or barrels.

“BOE” — barrels of crude oil equivalent.

“Boepd” — barrels of crude oil equivalent per day.

“MBbl” — thousand barrels.

“MBoe” — thousand barrels of crude oil equivalent.

“Mcf” — thousand cubic feet of gas.

“Mcfe” — thousand cubic feet of gas equivalent.

“MMcf” — million cubic feet of gas.

“MMcfe” — million cubic feet of gas equivalent.

“MMcfepd” — million cubic feet of gas equivalent per day.

Terms used to describe our interests in wells and acreage:

“developed acreage” means acreage consisting of leased acres spaced or assignable to productive wells. Acreage included in spacing units of infill wells is classified as developed acreage at the time production commences from the initial well in the spacing unit. As such, the addition of an infill well does not have any impact on a company’s amount of developed acreage.

“development well” is a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of stratigraphic horizon (rock layer or formation) known to be productive for the purpose of extracting proved crude oil or natural gas reserves.

“dry hole” is an exploratory or development well found to be incapable of producing either crude oil or natural gas in sufficient quantities to justify completion as a crude oil or natural gas well.

“exploratory well” is a well drilled to find and produce crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be producing crude oil or natural gas in another reservoir, or to extend a known reservoir.

“gross acres” refer to the number of acres in which we own a gross working interest.

“gross well” is a well in which we own a working interest.

“Infill well” is a subsequent well drilled in an established spacing unit to the addition of an already established productive well in the spacing unit. Acreage on which infill wells are drilled is considered developed commencing with the initial productive well established in the spacing unit. As such, the addition of an infill well does not have any impact on a company’s amount of developed acreage.

“net acres” represent our percentage ownership of gross acreage. Net acres are deemed to exist when the sum of fractional ownership working interests in gross acres equals one (e.g., a 10% working interest in a lease covering 640 gross acres is equivalent to 64 net acres).

“net well” is deemed to exist when the sum of fractional ownership working interests in gross wells equals one.

“productive well” is an exploratory or a development well that is not a dry hole.

“undeveloped acreage” means those leased acres on which wells have not been drilled or completed to a point that would permit the production of economic quantities of crude oil and natural gas, regardless of whether or not such acreage contains proved reserves. Undeveloped acreage includes net acres under the bit until a productive well is established in the spacing unit.

“working interest” — refers to the gross operating interest including royalties, in a particular lease or well.

Terms used to assign a present value to or to classify our reserves:

“proved reserves” or “reserves” — Proved crude oil and natural gas reserves are those quantities of crude oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

“proved developed reserves (PDP’s)” — Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional crude oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included in “proved developed reserves” only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

“proved developed non-producing reserves (PDNP’s)” — Proved crude oil and natural gas reserves that are developed behind pipe, shut-in or that can be recovered through improved recovery only after the necessary equipment has been installed, or when the costs to do so are relatively minor. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells that were shut-in for market conditions or pipeline connections, or (3) wells not capable of production for mechanical reasons. Behind-pipe reserves are expected to be recovered from zones in existing wells that will require additional completion work or future recompletion prior to the start of production.

“proved undeveloped reserves (PUDs)” — Proved crude oil and natural gas reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for development. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units are claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are not attributed to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proven effective by actual tests in the area and in the same reservoir.

“probable reserves” — are those additional reserves which analysis of geoscience and engineering data indicate are less likely to be recovered than proved reserves but which together with proved reserves, are as likely as not to be recovered.

“possible reserves” — are those additional reserves which analysis of geoscience and engineering data suggest are less likely to be recoverable than probable reserves.

“Standardized Measure” — means estimated future net revenue, discounted at a rate of 10% per annum, after income taxes and with no price or cost escalation, calculated in accordance with Accounting Standards Codification 932, formerly Statement of Financial Accounting Standards No. 69 “Disclosures About Oil and Gas Producing Activities.”

DESCRIPTION OF BUSINESS

Overview

We are an oil and gas exploration, development and production company. Our oil and gas property interests are located in Western Canada (in Berwyn, Medicine River, Joarcam, Red Earth and Swan Hills in Alberta, and Clarke Lake and Inga in British Columbia) and in the United States (in the Piqua region of the State of Kansas and in the Bakken and Three Forks formations in Divide County, North Dakota). Our business focus is to acquire producing and non-producing oil and gas right interests and develop oil and gas properties that we own or in which we have a leasehold interest. We also anticipate pursuing the acquisition of leaseholds and sites within other geographic areas that meet our general investment guidelines and targets. The majority of our operational duties are outsourced to consultants and independent contractors, including for drilling, maintaining and operating our wells, and we maintain a limited in-house employee base.

We are a publicly traded company and our Common Shares are quoted for trading on the Over-the-Counter Bulletin Board (“OTCBB”), a regulated electronic trading service offered by the National Association of Securities Dealers (United States). We were incorporated under the laws of the State of Colorado on November 27, 2000 under the name “SIN Holdings, Inc.” On November 29, 2010, we changed our name to Legend Oil and Gas, Ltd. Our only subsidiary is Legend Canada, which was formed in Alberta, Canada on July 28, 2011, to acquire, own and develop the Sovereign Assets. Neither we nor Legend Canada are reporting issuers in any province of Canada.

Our principal offices are located at 1420 5th Avenue, Suite 2200, Seattle, Washington, 98101, USA, and our registered office is located at 36 South 18th Avenue, Suite D, Brighton, Colorado 80601, USA. The registered office of Legend Canada is located at 230 840 - 6th Avenue SW, Calgary, Alberta T2P 3E5, Canada.

Background

From our inception until June 2010, we pursued our original business plan of developing a web portal listing senior resources across the United States through our then wholly-owned subsidiary, Senior-Inet, Inc. On May 18, 2010, Desert Bloom Investments, Inc., a company wholly-owned by Mr. Steve Sinohui, divested its majority interest in us, which consisted of 6,000,000 Common Shares, representing 82.4% of our issued and outstanding Common Shares, and 100,000 shares of our preferred stock, $0.001 par value per share (“Preferred Shares”), representing 100% of our issued and outstanding Preferred Shares. This transfer of ownership was accomplished by a private transaction between Desert Bloom Investments, Inc. and Mr. James Vandeberg, whereby Mr. Vandeberg acquired a total of 5,849,000 Common Shares from Desert Bloom Investments, of which he voluntarily surrendered and cancelled 4,250,000 Common Shares. The 151,000 remaining Common Shares originally owned by Desert Bloom Investments were granted to another party. The 100,000 shares of preferred stock relinquished by Desert Bloom Investments were also surrendered and cancelled. Prior to this change of control, our Board of Directors and our majority shareholder, Desert Bloom Investments, Inc., approved the transaction by written consent. An information statement was sent to all of our shareholders of record informing them of the change of control.

Prior to the change of control, Mr. Sinohui served as our sole executive officer and director. Immediately after the change of control, Mr. Vandeberg became our sole executive officer and director. In September 2010, Mr. Marshall Diamond-Goldberg was appointed as our President and was also appointed to our Board to serve as a director. Mr. Vandeberg became our Vice President and remained our Chief Financial Officer, Secretary and a director. With the change of control, our Board of Directors decided to explore new business opportunities that it believed would be more beneficial to our shareholders than the Senior-Inet web portal business plan. Accordingly, we dissolved Senior-Inet, Inc., our former subsidiary, on July 29, 2010.

On September 1, 2010, we entered into a Consulting Services Agreement with Marlin Consulting Corp., a company wholly-owned by Marshall Diamond-Goldberg. Pursuant to this Consulting Agreement, Mr. Diamond-Goldberg serves as our President. Under the Consulting Agreement, we were obligated to issue 20% of our outstanding Common Shares to Marlin Consulting. On October 1, 2010, in lieu of us issuing equity and causing dilution to our shareholders, and in order to attract investment capital to fund our new business plan, Mr. Vandeberg transferred 605,600 Common Shares held by him to Marlin Consulting Corp., representing 20% of the then-outstanding shares. Mr. Vandeberg also gifted a total of 397,800 Common Shares to two other persons. As a result of these transactions, Mr. Vandeberg’s ownership decreased to 595,600 Common Shares, an approximate 19.7% interest.

Also to accommodate additional investment capital to fund our new business plan, and in furtherance of our change in business, on October 4, 2010, the Board of Directors approved a 20:1 stock split for each Common Share outstanding on October 5, 2010, and an amendment to our Articles of Incorporation to change our name from “SIN Holdings, Inc.” to “Legend Oil and Gas, Ltd.” These actions were approved by written consent of shareholders owning a majority of our issued and outstanding Common Shares.

Effective November 29, 2010, our name was changed to Legend Oil and Gas, Ltd. and we completed the 20:1 stock split, which resulted in a total of 60,560,000 Common Shares issued and outstanding. Our post-split authorized Common Shares remained at 400,000,000 Common Shares with a par value of $0.001 per share. All per share information presented in this Current Report is reflective of the forward stock split (except for the foregoing paragraphs). Additionally our post-split authorized Preferred Shares remained at 100,000,000 shares, par value $0.001 per share. (For further information regarding the forward stock split, see Note G in the Notes to Consolidated Financial Statements contained in our annual report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011.)

In April 2011, in order to attract additional investment capital, Mr. Vandeberg, Mr. Diamond-Goldberg and Mr. Wayne Gruden (a greater than five percent shareholder) voluntarily surrendered a total of 15,890,000 Common Shares (5,956,000, 6,056,000 and 3,878,000 Common Shares, respectively), owned by them to us, which shares were immediately cancelled. Following this surrender of Common Shares, Mr. Vandeberg and Mr. Diamond-Goldberg owned 5,956,000 and 6,056,000 Common Shares, respectively.

Oil and Gas Properties

We have interests in oil and gas properties located in Western Canada (through our wholly-owned subsidiary, Legend Canada) and in the United States. Legend Canada acquired a widespread and diverse property base within Western Canada from Sovereign. Some of the principal natural gas properties include Berwyn, Medicine River and Boundary Lake in Alberta, and Clarke Lake in British Columbia. Legend Canada also has an interest in various light oil properties in Red Earth and Swan Hills in Alberta, and Inga in British Columbia as well as heavy oil properties at Wildmere in Alberta. Swan Hills is one of the key properties which Legend Canada aims to further develop with the objective being to shift the property base more towards light oil. In the United States, we have property interests in Piqua, Kansas and Divide County, North Dakota. For a description of our oil and gas properties in Canada and in the United States, see the section below in this Current Report entitled “DISCLOSURE RELATED TO OIL AND PROPERTIES,” which disclosure is incorporated herein by reference.

We will continue to focus on acquiring producing and non-producing oil and gas right interests and developing oil and gas properties that we own or in which we have a leasehold interest. We also anticipate pursuing the acquisition of leaseholds and sites within other geographic areas that meet our general investment guidelines and targets.

Reserves

In May 2011 we obtained a report from an independent licensed petroleum engineering firm, KLH Consulting located in Wichita, Kansas (“KLH”), on the reserves and value of our Piqua, Kansas, leasehold properties as of December 31, 2010. These Piqua properties have been producing oil since our acquisition of the leasehold interests in October 2010. In January 2012, KLH updated its report, effective as of December 31, 2010. The updated KLH reserve report is attached as Exhibit 99.2 to this Current Report.

Sovereign prepared reserve studies of its oil and gas properties as of December 31, 2010. The Sovereign reserves were evaluated by InSite Petroleum Consultants Ltd. (“InSite”), an independent expert engineering, geological, technical and advisory company. In January 2012, InSite issued a revised report based on U.S. disclosure requirements, including SEC definitions contained in Regulation

S-X. A copy of the revised InSite reserve report is attached as Exhibit 99.3 to this Current Report.

For a more detailed discussion of the estimated reserves studies, see the section below in this Current Report entitled “DISCLOSURE RELATED TO OIL AND GAS PROPERTIES – Disclosure of Reserves.”

Operations

We have structured our operations in such a way as to mitigate operating expenses by maintaining a limited in-house employee base outside of our executive team. The majority of our operational duties have been, and are planned to be, outsourced to consultants and independent contractors, including drilling, maintaining and operating our wells.

In areas where we have minority working interests, such as our Bakken leaseholds in North Dakota, we plan to enter into joint venture arrangements with other operators in connection with drilling of wells on the leased properties. This is normally done through the pooling of working interest lands in order to create a full drilling spacing unit, with each working interest owner having a proportionate interest in the drilling space unit and an obligation to pay its proportionate share of the drilling and maintenance costs.

We have a common management team with Legend Canada, including a small technical and executive staff, in order to minimize general and administrative expenses. Mr. Diamond-Goldberg is the President and Mr. Vandeberg is the Chief Financial Officer of both entities. In addition, Legend Canada employs an engineer and a controller who will each be involved with both U.S. and Canadian operations. Other necessary technical and administrative functions are expected to be performed by contract personnel.

Production

In areas where we have a minority or non-operational working interest, we primarily engage in crude oil and natural gas exploration and production by participating on a “heads-up” basis alongside third-party interests in wells drilled and completed in spacing units that include our acreage. We typically depend on drilling partners to propose, permit and initiate the drilling of wells. Prior to commencing drilling, our partners are required to provide all interest owners within the designated spacing unit the opportunity to participate in the drilling costs and revenues of the well to the extent of their pro-rata share of such interest within the spacing unit. We assess each drilling opportunity on a case-by-case basis and may participate in wells that we expect to meet our return thresholds based upon our estimates of ultimate recoverable crude oil and natural gas, expertise of the operator and completed well cost from each project, as well as other factors. At the present time we expect to participate pursuant to our working interest in substantially all, if not all, of the wells proposed to us.

In areas where we have a majority or operational working interest, we will review the lands technically and propose the drilling of new exploratory or development wells as we see fit. These wells are internally approved by us for producing an Authority for Expenditures (AFE) as an estimate of full drilling, completion, and equipping costs for the particular drilling program. If we have working interest partners in these properties, the AFE for the work to be performed would be circulated for approval and a “cash call” would be issued to the approving parties. Non-participants would be subject to the penalty provisions of the appropriate joint venture agreement which is in effect for each particular property.

Markets for Oil and Gas

We utilize third-party marketers to sell our oil and gas production in the open market. We currently sell approximately 91.5% of our U.S. and Canadian production through third party marketers. The remaining approximately 8.5% of our production is marketed through our joint venture partners, who hold working interests in properties with us. From time to time, we also enter into purchase contracts for the sale and marketing of our crude oil and natural gas. These contracts are generally evergreen contracts with termination rights by written notice of 30 days, which we believe to be standard to the industry.

The market for crude oil and natural gas that we will produce depends on factors beyond our control, including the extent of domestic production and imports of crude oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for crude oil and natural gas, the marketing of competitive fuels and the effects of state and federal regulation. The crude oil and natural gas industry also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

Our crude oil production is expected to be sold at prices tied to the spot crude oil markets. Our natural gas production is expected to be sold under short-term contracts and priced based on first of the month index prices or on daily spot market prices. We rely on our operating partners to market and sell our production. Our operating partners involve a variety of exploration and production companies, from large publicly-traded companies to small, privately-owned companies. We do not believe the loss of any single operator would have a material adverse effect on our company as a whole.

Historically, the prices received for oil and natural gas have fluctuated widely. Among the factors that can cause these fluctuations are:

•	changes in global supply and demand for oil and natural gas;

•	the actions of the Organization of Petroleum Exporting Countries, or OPEC;

•	the price and quantity of imports of foreign oil and natural gas;

•	acts of war or terrorism;

•	political conditions and events, including embargoes, affecting oil-producing activity;

•	the level of global oil and natural gas exploration and production activity;

•	the level of global oil and natural gas inventories;

•	weather conditions;

•	technological advances affecting energy consumption; and

•	the price and availability of alternative fuels.

From time to time, we may enter derivative contracts. These contracts are intended to hedge our economic exposure to decreases in the prices of oil and natural gas. Hedging arrangements may expose us to risk of significant financial loss in some circumstances including circumstances where:

•	our production or sales of natural gas are less than expected;

•	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or

•	the counter party to the hedging contract defaults on its contract obligations.

In addition, hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas. We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and natural gas. On the other hand, where we choose not to engage in hedging transactions in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions.

Seasonality

Generally, but not always, the demand and price levels for natural gas increase during colder winter months and decrease during warmer summer months. To lessen seasonal demand fluctuations, pipelines, utilities, local distribution companies, and industrial users utilize natural gas storage facilities and forward purchase some of their anticipated winter requirements during the summer. However, increased summertime demand for electricity has placed increased demand on storage volumes. Demand for crude oil and heating oil is also generally higher in the winter and the summer driving season — although oil prices are much more driven by global supply and demand. Seasonal anomalies, such as mild winters, sometimes lessen these fluctuations. The impact of seasonality on crude oil has been somewhat magnified by overall supply and demand economics attributable to the narrow margin of production capacity in excess of existing worldwide demand for crude oil.

Competition

Competition in the oil and natural gas industry is intense and most of our competitors have greater financial, technological and other resources than we have. We operate in the highly competitive areas of oil and natural gas exploitation, exploration, development and production. The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. We face intense competition from independent, technology-driven companies as well as from both major and independent oil and natural gas companies in each of the following areas:

•	seeking to acquire desirable producing properties of new leases for future exploration;

•	marketing our oil and natural gas production;

•	integrating new technologies; and

•	seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Some of our competitors are fully integrated oil companies and may be able to pay more for development, prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. Further, our competitors may enjoy technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to acquire, develop and exploit oil and natural gas properties will depend on our and our operators’ ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

If we prove unable to secure additional capital sufficient to fund current exploration, and possible future production capacity, we will be at a competitive disadvantage in the marketplace, which would have a material adverse effect on our operations and potential profitability. We believe that the acquisition of the Sovereign Assets will assist in our efforts to compete in the oil and gas market place, but does not ensure that our endeavors to compete will be successful.

Governmental Regulation

Our oil and gas exploration and future production operations are subject to various federal, state, provincial and local laws and regulations governing prospecting, exploration, development, production, labor standards, occupational health and safety, control of toxic substances and emissions into the environment, storage and disposition of hazardous wastes and other matters involving environmental protection and employment. Environmental protection laws in the United States and Canada address the maintenance of air and water quality standards, the preservation of threatened and endangered species of wildlife and vegetation, the preservation of certain archaeological sites, reclamation, and limitations on the generation, transportation, storage, and disposal of solid and hazardous wastes, among other things. Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation. There can be no assurance that all the required permits and governmental approvals necessary for any oil and gas exploration project with which we may be associated can be obtained on a timely basis, or maintained. Delays in obtaining or failure to obtain government permits and approvals may adversely impact our operations. The regulatory environment in which we operate could change in ways that would substantially increase costs to achieve compliance. In addition, significant changes in regulation could have a material adverse effect on our operations or financial position.

We do not believe that our environmental risks are or will be materially different from those of comparable companies in our industry. We believe our present activities substantially comply, in all material respects, with existing environmental, health and safety laws and regulations. However, our relative size compared to our competitors may make the impact of any environmental risk more significant to us than it would to our competitors. Compliance with environmental laws and our exposure to environmental risks could adversely affect our financial condition and results of operations, including by curtailment of production or material increases in the cost of production, development or exploration or otherwise.

In addition, because we have acquired and may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties.

Regulation of Production

The production of oil and natural gas is subject to regulation under a wide range of federal, state, provincial and local statutes, rules, orders and regulations. Federal, state, provincial and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Such regulations govern conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, we may be subject to state, provincial or local production or severance taxes with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these laws and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental, Health and Safety Regulation

There are numerous federal, state, provincial and local laws and regulations in the states and provinces in which we operate governing environmental protection, health and safety, including the discharge of materials into the environment. These laws and regulations generally relate to requirements to remediate spills of deleterious substances associated with oil and gas activities, the conduct of salt water disposal operations, and the methods of plugging and abandonment of oil and gas wells which have been unproductive, as well as to air and water quality.

These laws and regulations may, among other things:

•	require the acquisition of various permits before drilling commences;

•

restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling, production and transportation activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

•	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. This regulatory burden increases the cost of doing business in our industry and consequently affects profitability.

Laws and Regulations in the United States

The following is a summary of some of the material existing environmental, health and safety laws and regulations in the United States to which our business operations are subject.

Waste handling. The Resource Conservation and Recovery Act, or “RCRA”, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or “EPA”, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA’s non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

Comprehensive Environmental Response, Compensation and Liability Act. The Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA”, also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, in connection with the release of a hazardous substance into the environment. Persons potentially liable under CERCLA include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance to the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liabilities for the costs of cleaning up the hazardous substances that have been released into the environment, damages to natural resources and the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

We lease and operate numerous properties that have been used for oil and natural gas exploration and production for many years. Hazardous substances may have previously been released on, at or under the properties owned, leased or operated by us, or on, at or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of our properties have been or are operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances were not under our control. These properties and the substances disposed or released on, at or under them may be subject to CERCLA, RCRA and analogous state laws. In certain circumstances, we could be responsible for the removal of previously disposed substances and wastes, to remediate contaminated property or to perform remedial plugging or pit closure operations to prevent future contamination. In addition, federal and state trustees can also seek substantial compensation for damages to natural resources resulting from spills or releases.

Water Discharges. The Federal Water Pollution Control Act, or the “Clean Water Act”, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including oil and other substances generated by our operations, into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Safe Drinking Water Act, or “SDWA”, and analogous state laws impose requirements relating to underground injection activities. Under these laws, the EPA and state environmental agencies have adopted regulations relating to permitting, testing, monitoring, record keeping and reporting of injection well activities, as well as prohibitions against the migration of injected fluids into underground sources of drinking water.

Air Emission. The Federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA and certain states have developed and continue to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Federal Clean Air Act and analogous state laws and regulations.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has not acted upon recent proposed legislation directed at reducing greenhouse gas emissions. However, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and natural gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations.

Health Safety and Disclosure Regulation. We are subject to the requirements of the federal Occupational Safety and Health Act, or “OSHA” and comparable state statutes. The OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and similar state statutes require that we organize and disclose information about hazardous materials stored, used or produced in our operations.

Other Laws and Regulations. Various laws and regulations often require permits for drilling wells and also cover spacing of wells, the prevention of waste of natural gas and oil including maintenance of certain gas/oil ratios, rates of production and other matters. The effect of these laws and regulations, as well as other regulations that could be promulgated by the jurisdictions in which we have production, could be to limit the number of wells that could be drilled on our properties and to limit the allowable production from the successful wells completed on our properties, thereby limiting our revenues.

Canadian Laws and Regulations

Applicable Canadian federal and provincial environmental laws require that well and facility sites be abandoned and reclaimed, to the satisfaction of provincial authorities, in order to remediate these sites to near natural conditions. Also, environmental laws may impose upon “persons responsible” remediation obligations on contaminated sites. Persons responsible include persons responsible for the substance causing the contamination, persons who caused the release of the substance and any present or past owner, tenant or other person in possession of the site. Compliance with such legislation can require significant expenditures. A breach of environmental laws may result in the imposition of fines and penalties and suspension of production, in addition to the costs of abandonment and reclamation.

In December 2002, the Canadian government ratified the Kyoto Protocol. The Kyoto Protocol calls for Canada to reduce its emissions of greenhouse gases to 6% below 1990 “business as usual” levels between 2008 and 2012. It remains uncertain whether the Kyoto target of 6% below the 1990 emission levels will be enforced in Canada. On April 26, 2007, the Canadian government released “Turning the Corner: An Action Plan to Reduce Greenhouse Gases and Air Pollution”, which set forth a plan for regulations to address both greenhouse gases and air pollution. On March 10, 2008, the Canadian government released an update to this action plan, “Turning the Corner: Regulatory Framework for Industrial Greenhouse Gas Emissions”. Regulations for the implementation of the updated action plan were originally intended to be in force by January 1, 2010. To date, no such regulations have been proposed.

Environmental legislation in the Province of Alberta involving oil and natural gas operations has been consolidated into the Environmental Protection and Enhancement Act (Alberta), the Water Act (Alberta) and the Oil and Gas Conservation Act (Alberta). These statutes impose environmental standards, require compliance, reporting and monitoring obligations and impose penalties. In addition, greenhouse gas emission reduction requirements are set out in the Climate Change and Emissions Management Act (Alberta) and came into effect on July 1, 2007. Under this legislation, Alberta facilities emitting more than 100,000 tons of greenhouse gases a year must reduce their emissions intensity by 12% from their respective baseline emissions. Companies have four options to choose from in order to meet the reduction requirements outlined in this legislation, including: (i) making improvements to operations that result in reductions; (ii) purchasing emission credits from other sectors or facilities that have reduced their emissions below the required emission intensity reduction levels; (iii) purchasing off-set credits from other sectors or facilities that have emissions below the 100,000 ton threshold and are voluntarily reducing their emissions in Alberta; or (iv) contributing to the Climate Change and Emissions Management Fund. Companies can choose one of these options or a combination thereof to meet their Alberta emissions reduction requirements.

Employees

As of February 17, 2012, we have one full-time employee in the U.S., Mr. Vandeberg, and Legend Canada has three full-time employees, consisting of Mr. Diamond-Goldberg, an engineer and a controller who will each be involved with both U.S. and Canadian operations. We have a common management team with Legend Canada, sharing two executive officers who handle all day-to-day management responsibilities for the two entities. We and Legend Canada retain engineers, geologists, landmen, pumpers, and other personnel on a contract or fee basis as necessary for our field and office operations.

Principal Offices

Our principal offices are located at 1420 5th Avenue, Suite 2200, Seattle, WA, 98101, and are being subleased from Vandeberg Law Group, PLLC, Mr. James Vandeberg’s law firm, on a month-to-month basis. The monthly lease amount during 2010 was $500. From January 1, 2011, to May 30, 2011, the monthly lease amount was $575 per month. Beginning June 1, 2011, the monthly lease amount was increased to $1,000, and to $1,900 beginning October 1, 2011. We plan to use space provided by Mr. Vandeberg until it is no longer suitable for our operations or circumstances demand otherwise.

Legend Canada’s principal offices are located at 840 – 6th Avenue SW, Suite 230, Calgary, Alberta T2P 3E5. Effective November 1, 2011, Legend Canada entered into an office space lease for approximately 3,242 square feet. The term of the lease is five years and provides for a base monthly rent of CA$4,322. Legend Canada paid a security deposit of $9,157 to the landlord under the lease. A copy of the office space lease is included as Exhibit 10.19 to this Current Report.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Current Report. Many of the statements contained in or incorporated herein that are not historic facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose a portion or all of your investment.

Risks Relating to Our Business

Our bank debt is payable on demand, and we may not have sufficient funds available to repay the loan if is called earlier than we anticipate.

On October 19, 2011, Legend Canada drew down CA$5.4 million on its CA$6.0 million credit facility with the National Bank of Canada. The Bank has the right to demand repayment of the loan at any time. We currently do not have sufficient cash assets to repay the loan in full if the Bank were to demand repayment. We may not have sufficient funds to repay the loan if it is called earlier than we plan. In such a case, we would be forced to sell assets or renegotiate with the Bank. The loan is secured by security interests in all of the assets of Legend Canada, including the Sovereign Assets. In addition, the CA$6.0 million borrowing base under this credit facility is subject to an annual review by the Bank and there is no assurance that the available credit facility will continue to be available or whether it will be reduced. If the bank reduces the amount available under the credit facility, we would be required to repay the bank an amount to reduce our outstanding loan balance. Any such action by the Bank could have a material adverse effect on our financial condition and business.

If we are unable to obtain listing or quotation of our Common Shares on a market more senior than the OTCBB, Sovereign and holders of our Convertible Preferred Shares may exercise their put option.

Under the terms of our Convertible Preferred Shares, each holder of those shares has a “put” option to require us to redeem any or all of the Convertible Preferred Shares held by such holder if our Common Shares are not listed for trading or otherwise quoted on the NYSE, Amex, NASDAQ, or any other stock market more senior than the OTCBB on or before the March 31, 2012. Similarly, under the Asset Purchase Agreement with Sovereign, we granted Sovereign the same “put” option on their Common Shares. In each case, the redemption price is $2.00 per share, payable in cash. We intend to apply for and use our best efforts to obtain the listing of our Common Shares on a senior market. We believe that we currently satisfy the initial listing standards for the OTCQX and that the OTCQX is a market more senior to the OTCBB. If there is a disagreement that the OTCQX is more senior, we may need to seek listing on the American Stock Exchange or the Nasdaq system, in which case we currently do not meet all of the initial listing standards for the American Stock Exchange or Nasdaq, particularly the corporate governance requirements and director independence. There is no assurance that we will be able to obtain or maintain a more senior listing for our Common Shares. We currently do not have sufficient cash assets to repurchase the shares in full if either put option were to be exercised. If we are unable to redeem any putted shares, we will be in breach of our agreements with the affected holder of the shares, which could result in substantial monetary damages and costs incurred and thus a material adverse effect on our business. In such a case, we would be forced to sell assets or renegotiate with the affected shareholders. The substantial exercise of either put option would have a material adverse effect on our financial condition and business.

We are highly dependent on Marshall Diamond-Goldberg, our President, and James Vandeberg, our Vice President and Chief Financial Officer. The loss of either of them, upon whose knowledge, leadership and technical expertise we rely, would harm our ability to execute our business plan.

Our success depends heavily upon the continued contributions of Marshall Diamond-Goldberg and James Vandeberg, whose knowledge, leadership and technical expertise would be difficult to replace, and on our ability to retain and attract experienced engineers, geoscientists and other technical and professional contract staff. If we were to lose the services of either Messrs. Diamond-Goldberg or Vandeberg, our ability to execute our business plan would be harmed and we may be forced to cease or limit operations until such time as we are able to attract a suitable replacement. Mr. Diamond-Goldberg provides his services through a consulting agreement with Marlin Consulting Corp., a corporation solely owned and operated by Mr. Diamond-Goldberg; however, he and his consulting firm may terminate the services provided to us at any time. We do not have an employment agreement with Mr. Vandeberg. We do not maintain key person life insurance on either person.

We may be unable to obtain additional capital required to implement our business plan, which could restrict our ability to grow.

We expect that our cash position, unused credit facility and revenues from crude oil and natural gas sales will be sufficient to fund our 2012 drilling program. However, those funds will not be sufficient to fund both our continuing operations and our planned growth. We will need additional capital to continue to grow our business via acquisitions and to further expand our exploration and development programs. We may be unable to obtain additional capital if and when required.

Future acquisitions and future exploration, development, production and marketing activities, as well as our administrative requirements (such as salaries, insurance expenses and general overhead expenses, as well as legal compliance costs and accounting expenses) will require a substantial amount of capital and cash flow.

We may pursue sources of additional capital through various financing transactions or arrangements, including joint venturing of projects, debt financing, equity financing or other means. We may not be successful in identifying suitable financing transactions in the time period required or at all, and we may not obtain the capital we require by other means. If we do not succeed in raising additional capital, our resources will not be sufficient to fund our planned expansion of operations in the future.

Any additional capital raised through the sale of equity may dilute the ownership percentage of our shareholders. Raising any such capital could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities we issue in future capital transactions may be more favorable to our new investors, and may include preferences, superior voting rights and the issuance of other derivative securities. In addition, we have granted and will continue to grant equity incentive awards under our equity incentive plans, which may have a further dilutive effect.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the state of the capital markets (both generally and in the crude oil and natural gas industry in particular), our limited operating history, the location of our crude oil and natural gas properties and prices of crude oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us), and the strength of our key employees. Further, if crude oil or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease or limit our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

Our estimates of crude oil and natural gas reserves may be inaccurate and our actual revenues may be lower than our financial projections.

Determining the amount of oil and gas recoverable from various formations where we have exploration and production activities involves great uncertainty. The process of estimating oil and natural gas reserves is complex and requires us to make significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each property. As a result, reserve estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from the estimates.

Projecting our expenditures on developing newly discovered oil or natural gas reserves in commercially viable quantities is difficult due to the inherent uncertainties of drilling in less known formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and lost equipment, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof.

If actual production results vary substantially from reserve estimates or our costs of development are significantly higher than projected, we will not meet our projections, which could result in a net loss and the impairment of our oil and natural gas properties.

We have a limited operating history, and may not be successful in achieving or sustaining profitable business operations.

We have a limited operating history and have not generated a sustained profit. Our business operations must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a business in the crude oil and natural gas industry. We first generated revenues from operations in the quarter ended December 31, 2010. There can be no assurance that our business operations will prove to be successful in the long-term. Our future operating results will depend on many factors, including:

•	our ability to raise adequate working capital;

•	success of our development and exploration;

•	demand for and pricing of natural gas and crude oil;

•	the level of our competition;

•	our ability to attract and maintain key management and employees; and

•

our ability to efficiently explore, develop and produce sufficient quantities of marketable natural gas or crude oil in a highly competitive and speculative environment while maintaining quality and controlling costs.

To achieve and sustain profitability in the future, we must, alone or with others, successfully manage the factors stated above, as well as continue to develop ways to enhance our production efforts. Despite our best efforts, we may not be successful in our exploration or development efforts, or obtain required regulatory approvals. There is a possibility that some of our wells may never produce natural gas or crude oil. Our failure to successfully address the obstacles that may arise, including those discussed above, could have a material adverse effect on our business.

We rely on third-party contractors in performing the majority of our operations.

The majority of our operational duties are outsourced to consultants and independent contractors, including for drilling, maintaining and operating our wells, and we maintain a limited in-house employee base. We may not be able to hire or retain the services of qualified third-parties as and when needed, or on commercially acceptable terms. In such a case, we may be required to curtail or significantly reduce operations, or expand our personnel to perform operations. In addition, we may not be able to properly control the timing and quality of work conducted by these third parties with respect to our projects. Our operating expenses may significantly increase. Any of these actions would have a material adverse effect on our results of operations, financial condition and business.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our operations.

Our ability to successfully acquire additional properties, to increase our oil and natural gas reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements with customers will depend on developing and maintaining close working relationships with strategic partners, vendors, distributors and other industry participants. To continue to develop our business, we will endeavor to use the business relationships of our management to enter into strategic relationships, which may take the form of joint ventures or contractual arrangements with other oil and gas companies, including those that supply equipment and other resources which we may use in our business. We may not be able to establish these strategic relationships, or if established, we may not be able to adequately maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to in order to fulfill our obligations to these partners or maintain relationships. If our strategic relationships are not established or maintained, our business, prospects, financial condition and results of operations may be materially adversely affected.

We have short-term leases on our undeveloped properties.

Our leases on certain undeveloped leasehold acreage may expire over the next one to eight years. A portion of our acreage is not currently held by production. Unless production in paying quantities is established on units within these leases during their primary terms or we obtain extensions of the leases, these leases will expire. If our leases expire, we will lose our right to develop the leased properties.

Challenges to title to our properties may impact our financial condition.

Title to oil and gas properties, including those purchased from Sovereign, is often not capable of conclusive determination without incurring substantial expense. Although we perform title work on all properties and other development rights we acquire, title defects may exist. In addition, we may be unable to obtain adequate insurance for title defects, on a commercially reasonable basis or at all. If title defects do exist, it is possible that we may lose all or a portion of our right, title and interests in and to the properties to which the title defects relate. To mitigate title problems, common industry practice is to obtain a “title opinion” from a qualified oil and gas attorney prior to the drilling operations of a well. Although we intend to follow industry practice, if our property rights are reduced, our ability to conduct our exploration, development and production activities may be impaired, which would have a material adverse effect on our business.

The possibility of a global financial crisis may significantly impact our business and financial condition for the foreseeable future.

The credit crisis and related turmoil in the global financial system may adversely impact our business and our financial condition, and we may face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets may be restricted at a time when we would like, or need, to raise financing, which could have a material negative impact on our flexibility to react to changing economic and business conditions. The economic situation could have a material negative impact on contracted operators upon whom we are dependent for drilling our wells, our lenders or customers, causing them to fail to meet their obligations to us. We believe we will have sufficient capital to fund our 2012 drilling program. However, additional capital will be required in the event that we accelerate our drilling program or that crude oil prices decline substantially resulting in significantly lower revenues. Additionally, market conditions could have a material negative impact on any crude oil hedging arrangements we may employ in the future if our counterparties are unable to perform their obligations or seek bankruptcy protection.

Drilling for and producing oil and natural gas are high risk activities with many uncertainties that could impact the economic viability of our leasehold interests and properties.

Our future success will depend on the success of our exploration, development, and production activities, all of which are subject to numerous risks beyond our control, including the risk that drilling will not result in commercially viable oil or natural gas production. Our decision to purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or cancel drilling, including the following:

•	delays imposed by or resulting from compliance with regulatory requirements;

•	pressure or irregularities in geological formations;

•	shortages of or delays in obtaining qualified personnel, equipment or supplies, including drilling rigs and CO2;

•	equipment failures or accidents; and

•	adverse weather conditions, such as freezing temperatures and storms.

The presence of one or a combination of these factors at our properties could adversely affect our business, financial condition and results of operations.

Drilling new wells could result in new liabilities, which could endanger our interests in our properties and assets.

There are risks associated with the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, premature declines of reservoirs, blow-outs, craterings, sour gas releases, fires and spills, among others. The occurrence of any of these events could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards. We do our best to insure against these hazards; however, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. The payment of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, we may not be able to maintain adequate insurance in the future at rates that are considered reasonable. Oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

Decommissioning costs are unknown, may be substantial and could divert resources from other projects.

We may become responsible for costs associated with abandoning and reclaiming wells, facilities and pipelines which we use for production of oil and natural gas reserves. Abandonment and reclamation of these facilities and the associated costs are often referred to as “decommissioning”. We have not established any cash reserve account for these potential costs in respect of any of our properties. If decommissioning is required before economic depletion of our properties or if our estimates of the costs of decommissioning exceed the value of the reserves remaining at any particular time to cover such decommissioning costs, we may have to draw on funds from other sources to satisfy such costs. The use of other funds to satisfy such decommissioning costs could impair our ability to focus capital investment in other areas of our business and may dilute the ownership interests of our shareholders.

We may be prevented from conducting our business if we cannot obtain or maintain necessary licenses.

Our operations require licenses, permits and in some cases renewals of licenses and permits from various governmental authorities. Our ability to obtain, sustain or renew such licenses and permits on acceptable terms is subject to changes in regulations and policies and to the discretion of the applicable governments, among other factors. Our inability to obtain, or the loss of or denial of extension of, any of these licenses or permits could hamper or prevent us from operating our business.

We may have difficulty distributing our production, which could harm our financial condition.

In order to sell oil and natural gas that we are able to produce, we will have to make arrangements for storage and distribution to the market. We rely on local infrastructure and the availability of transportation for storage and shipment of our products, but infrastructure development and storage and transportation facilities may be insufficient for our needs at commercially acceptable terms in the localities in which we operate. This situation could be particularly problematic to the extent that our operations are conducted in remote areas that are difficult to access, such as areas that are distant from shipping or pipeline facilities. These factors may affect our ability to explore and develop properties and to store and transport our oil and natural gas production and may increase our operating expenses.

Fluctuations in exchange rates could adversely affect our business.

With our acquisition of the Sovereign Assets, consisting of producing properties in Alberta and British Columbia, Canada, most of our operations will be in Canada and most of our sales will be in Canadian dollars. Our cash flows will be impacted by the foreign exchange rate between the U.S. dollar and the Canadian dollar. Appreciation or depreciation in the value of the Canadian dollar relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. We have not entered into any currency hedging transactions to protect us against this risk, and while we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to satisfactorily hedge our exposure.

Risks Related to Our Industry

Environmental risks may adversely affect our business.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of federal, state, provincial and municipal laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures, and a breach may result in the imposition of fines and penalties, some of which may be material. Environmental legislation is evolving in a manner that we expect may result in stricter standards and enforcement, larger fines and liability and potentially increased capital expenditures and operating costs. The discharge of oil, natural gas or other pollutants into the air, soil or water may give rise to liabilities to governments and third parties and may require us to incur costs to remedy such discharge. Compliance with environmental laws applicable to our business may cause us to curtail our future production or increase the costs of our production, development or exploration activities. If substantial enough, the costs could cause us to cease operations.

Government regulations and legal uncertainties could affect our ability to profitably explore and develop oil or gas resources.

Legislative and regulatory actions by governments may lead to changes in laws or regulations that negatively affect various aspects of oil and natural gas exploration and production, including within the primary geographic areas in which we have interests in oil and gas properties. The adoption of new laws or regulations, or the application of existing laws may decrease the growth in the demand or alter the cost of exploring for and developing natural resources which could in turn decrease the usage and demand for our production or increase our costs of doing business. Any of these restrictions could have a material adverse effect on our financial position.

Companies operating in the oil and gas industry are subject to substantial competition.

The oil and gas industry is highly competitive. Other oil and gas companies may seek to acquire oil and gas leases and other properties and services that we require to operate our business in the planned areas. This competition is increasingly intense as prices of oil and natural gas have risen in recent years. Additionally, other companies engaged in our line of business may compete with us in obtaining capital from investors. Competitors include larger companies that may have access to greater resources, may be more successful in the recruitment and retention of qualified employees and may conduct their own refining and petroleum marketing operations, which may give them a competitive advantage in the industry. If we are unable to compete effectively or respond adequately to competitive pressures, our results of operation and financial condition may be materially adversely affected.

The domestic prices at which oil and natural gas trade in the open market have experienced significant volatility, which makes forecasting revenues difficult.

The prices we will receive for our oil and natural gas production heavily influences our revenue, profitability, access to capital and future rate of growth. Especially in recent years, the domestic prices at which oil and natural gas trade in the open market have experienced significant volatility, and we believe will likely continue to fluctuate in the foreseeable future due to a variety of influences beyond our reasonable control, including without limitation the following:

•	the price and quantity of imports of foreign oil and gas;

•	political and economic conditions, including embargoes, in oil-producing countries or affecting other oil-producing activity;

•	the level of global and domestic oil and gas exploration and production activity and inventories;

•	technological advances affecting the level of oil and gas consumption;

•	domestic and foreign governmental regulations;

•	proximity and capacity of oil and gas pipelines and other transportation facilities;

•	the price and availability of competitors’ supplies of oil and gas in captive market areas;

•	the introduction, price and availability of alternative forms of fuel to replace or compete with oil and natural gas;

•	domestic and foreign demand for oil and natural gas by both refineries and end users;

•	competitive measures implemented by competitors in the oil and gas industry;

•

political climates in nations that traditionally produce and export significant quantities of oil and natural gas and regulations and tariffs imposed by exporting and importing nations, including actions taken by the Organization of Petroleum Exporting Countries; and

•	adverse weather conditions, including freezing temperatures and severe storms.

Advanced technologies available in the industry cannot eliminate exploration risks.

Even when used and properly interpreted, three-dimensional (3-D) seismic data and visualization techniques only assist geoscientists in identifying subsurface structures and hydrocarbon indicators. Such data and techniques do not allow the interpreter to know conclusively if hydrocarbons are present or economically producible. In addition, three-dimensional (3-D) seismic data becomes less reliable when used at increasing depths. We could incur losses as a result of expenditures on unsuccessful wells. If exploration costs exceed our estimates, or if exploration efforts do not produce results which meet our expectations, our exploration efforts may not be commercially successful, which could adversely impact our ability to generate revenues from operations.

Risks Associated with Our Securities

Our Board of Directors’ ability to issue undesignated Preferred Shares and the existence of anti-takeover provisions may depress the value of our Common Shares.

Our authorized capital includes 100,000,000 Preferred Shares, of which 2,300,000 shares have been designated as Convertible Preferred Shares and the remaining 97,700,000 shares are undesignated, blank check Preferred Shares available for issuance. Our Board of Directors has the power to issue any or all of the Preferred Shares, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without shareholder approval. Our Board may, in the future, consider adopting additional anti-takeover measures. The authority of our Board to issue undesignated stock and the anti-takeover provisions of Colorado law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of us that are not approved by our Board. As a result, our shareholders may lose opportunities to dispose of their Common Shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of Common Shares may also be affected.

Our Common Shares are quoted on the Over-the-Counter Bulletin Board, which may have an unfavorable impact on our stock price and liquidity.

Our Common Shares are quoted on the Over-the-Counter Bulletin Board. The OTCBB is a significantly more limited market than the New York Stock Exchange, the American Stock Exchange or NASDAQ system. The OTCBB market is an inter-dealer market much less regulated than the major exchanges and the Common Shares are subject to abuses, volatility and shorting. There is currently no broadly followed and established trading market for our Common Shares. An established trading market may never develop or be maintained. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the level of liquidity available to the holders of our Common Shares.

It may not be possible to sell your Common Shares within any particular time period, for an acceptable price, or at all. There is no certainty that a holder of Common Shares will be able to identify a buyer for Common Shares or realize any monetary value whatsoever from a sale thereof.

Our Common Shares are considered highly speculative and there is no certainty that Common Shares will continue to be quoted for trading on the OTCBB or on any other form of quotation system or stock exchange, and even if the Common Shares were to be listed on a quotation system or stock exchange senior to the OTCBB, the Common Shares would continue to be subject to the resale restrictions and other limitations described above.

Our Common Shares are thinly traded, so you may be unable to sell at or near asking prices or at all.

Currently, our Common Shares are quoted in the OTCBB and the trading volume in our Common Shares may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCBB stocks and certain major brokerage firms restrict their brokers from recommending OTCBB stocks because they are considered speculative, volatile and thinly traded. The market price of our Common Shares could fluctuate substantially due to a variety of factors, including market perception of its ability to achieve its planned growth, quarterly operating results of other companies in the same industry, trading volume in the Common Shares, changes in general conditions in the economy and the financial markets or other developments affecting us or our competitors. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Shares.

The trading volume of our Common Shares has been and may continue to be limited and sporadic. As a result of such trading activity, the quoted price for our Common Shares on the OTCBB may not necessarily be a reliable indicator of its fair market value. When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Due to lower trading volumes in the Common Shares, there may be a lower likelihood of one’s orders for Common Shares being executed, and current prices may differ significantly from the price one was quoted at the time of one’s order entry. Further, if our Common Shares cease to be quoted, holders would find it more difficult to dispose of their Common Shares or to obtain accurate quotations as to the market value of the Common Shares and as a result, the market value of the Common Shares likely would decline.

Our Common Shares may not become listed or quoted on a stock market senior to the OTCBB.

We plan to apply for quotation of our Common Shares on the OTCQX as soon as reasonably practicable. We believe that we currently satisfy the initial listing standards for the OTCQX and that the OTCQX is a market more senior than the OTCBB. In the future, we may seek to apply for listing on the American Stock Exchange or on Nasdaq. Currently, we do not meet all of the initial listing standards for the American Stock Exchange or Nasdaq, particularly the corporate governance requirements and director independence. There are no assurances that we will satisfy the applicable listing standards of any such market that we apply to, or that we will be able to obtain or maintain a more senior listing of our Common Shares.

We are subject to the penny stock rules adopted by the SEC that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may make it difficult for our stockholders to sell their shares.

Our common stock is subject to the SEC regulations for “penny stock.” Penny stock includes any non-NASDAQ or other exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock. This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock. The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks. These requirements adversely affect the market liquidity of our common stock.

In addition, our common stock is subject to Rule 15g-1 through 15g-9 under the Exchange Act, which imposes certain sales practice requirements on broker-dealers who sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 (exclusive of the value of their primary residence) or annual incomes exceeding $200,000 individually, or $300,000 together with their spouse)). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale. This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock.

If we raise capital through the sale of equity securities, your ownership percentage will be diluted.

Any additional capital we raise through the sale of our equity securities will dilute the ownership percentage of our shareholders. Raising any such capital could also result in a decrease in the nominal fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of securities that we issue in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of other derivative securities, and issuances of incentive awards under equity employee incentive plans, all of which may have a dilutive effect to existing investors.

The elimination of monetary liability against our directors, officers and employees under Colorado law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers and employees.

Our organizational documents contain provisions that limit the liability of our directors for monetary damages and provide for indemnification of our executive officers and directors. These provisions may discourage shareholders from bringing a lawsuit against our officers and directors for breaches of fiduciary duty and may also reduce the likelihood of derivative litigation against its officers and directors even though such action, if successful, might otherwise have benefited the shareholders. We may also have contractual indemnification obligations under our agreements with our officers. In addition, to the extent that costs of settlement and damage awards against our officers or directors are paid by us pursuant to the indemnification provisions in our governing documents, this actually may have the effect of deterring the shareholder from bringing suit against our officers or directors. We have been advised that the SEC takes the position that these types of indemnification provisions are unenforceable under applicable federal and state securities laws.

Restricted securities may not be resold outside of a registered offer and sale

Securities that we sell and issue and that have not been registered under the Securities Act are “restricted securities” within the meaning of Rule 144. As a result, such restricted securities may not be offered, sold, pledged or otherwise transferred by the holders of such shares, directly or indirectly, unless the shares are registered under the Act and all applicable states securities laws, or unless there is an available exemption or exclusion from such registration requirements.

Unless certain conditions are met, Rule 144 is not available for the resale of securities of issuers that are, or have ever previously been, issuers with (i) no or nominal operations and (ii) no or nominal assets other than cash and cash equivalents (a “shell company”). The Asset Purchase Agreement with Sovereign concluded that we may have been at one time a “shell company” in the past. We believe that we were never a shell company and that, even if we were deemed to have been a shell, we ceased to be a shell company in October 2010, when we acquired our first oil and gas producing properties, and that the filing of our Annual Report on Form 10-K for the year ended December 31, 2010 satisfied the Form 10 disclosure requirements. However, if it is deemed that we did not satisfy the conditions for use of Rule 144, our shareholders would not be able to use Rule 144 for resales of restricted securities.

DISCLOSURE RELATED TO OIL AND GAS PROPERTIES

Oil and Gas Properties

We have built our asset base through leasehold interest acquisitions that are geographically focused in Canada (Berwyn, Medicine River, Joarcam, Red Earth and Swan Hills in Alberta, and Clarke Lake and Inga in British Columbia in Canada) and in the United States (Piqua, Kansas and Divide County, North Dakota).

Canadian Oil and Gas Properties

On October 20, 2011, Legend Canada completed the acquisition of the majority of the petroleum and natural gas leases, lands and facilities held by International Sovereign Energy Corp. The acquisition of the Sovereign Assets is discussed in more detail under the section of this Current Report above entitled “PURCHASE OF ASSETS.” The purchase price was CA$8,905,031 in cash and 3,552,516 Common Shares. The Sovereign Assets include producing oil and gas leasehold properties in Western Canada that have been maintained through the drilling of internally generated low to medium risk exploration and development sites. The principal natural gas leasehold properties are located in Medicine River and Berwyn in Alberta, and Clarke Lake in British Columbia. The Sovereign Assets also include an interest in various light oil properties consisting of Red Earth and Swan Hills in Alberta, and Inga in British Columbia. Schedule 1 of the Asset Purchase Agreement contains a detailed description of the Sovereign Assets sold to Legend Canada.

We have started an evaluation of the producing and non-producing acreage, for further drilling potential of these Canadian properties. Initial results suggest that there exist two low-risk drilling locations on the Swan Hills, Alberta property, which is currently being developed with one producing vertical oil well. We anticipate that well costs would be approximately $4 million per well. It is our intent to drill the first of these wells upon securing the financing necessary to proceed.

A summary discussion of the oil and gas leasehold properties held by Legend Canada follows.

Medicine River, Alberta

The Medicine River property contains a number of working interests in west central Alberta. Mineral rights vary on the acreage and production is taken from several productive zones within the acreage. Most of the gas production is taken from the shallow Edmonton sands, with oil produced from the Viking sandstone and Pekisko carbonate sections. The Medicine River area is emerging as a resource play area in the Viking sandstone with a number of wells drilled by other companies in close proximity to Legend Canada properties. We are monitoring the activity on these lands in order to determine the timing and strategy relating to horizontal resource drilling potential on Legend Canada properties in the area.

Berwyn, Alberta

The Berwyn property is located in northwestern Alberta. It is comprised of 2,560 acres of land with mineral royalty subject only to Crown, upon which three gas wells have been drilled to test the localized structural features defined by seismic. The stacked nature of the productive gas sands and the significant rates of gas production are expected to facilitate development of additional gas reserves in the area. Currently two wells are producing with a combined total of over 400 MCF/d or 70 Boepd.

Joarcam, Alberta

Legend Canada recently acquired an interest in over 5,760 gross mineral acres in the Joarcam area of central Alberta as part of a joint venture with a third party, and has jointly drilled two test wells into the Viking sandstone formation. Legend Canada has a 40% working interest in the land and wells subject to Alberta Crown royalty. One of the wells was successfully placed on production and is currently producing oil at a rate of 10 BOPD with 5 BOPD net to Legend Canada. Additional mineral lands were acquired in a land sale during July 2011 which has increased Legend Canada’s interest in the properties to seven sections. Additional vertical wells are being contemplated to more fully develop the acreage, while a horizontal drilling program is being considered in the lowermost Viking “C” sandstone formation, which has been successfully developed by other companies to the northwest at Redwater, Alberta.

Red Earth, Alberta

Legend Canada has a small interest in the Slave Point Unit being produced by Harvest Energy at Red Earth, Alberta. The property currently produces approximately 9 BOPD of light sweet crude net to Legend Canada.

Swan Hills and Area, Alberta

Swan Hills contains 480 acres of 100% interest Crown land upon which is located one producing vertical Slave Point oil well. The well produces at a stable rate of 12 BOPD net to Legend Canada. Activity surrounding the acreage suggests that the Swan Hills bank play, which produces out of Slave Point is highly prospective on Legend Canada leasehold properties. Wells directly offsetting our land have demonstrated initial production rates in excess of 1,300 Boepd with greater than 700 BOPD of oil. Legend Canada is negotiating a surface lease for the drilling of its first of two initial wells on the Swan Hills acreage.

Clarke Lake, British Columbia

Clarke Lake is a non-operated gas property in northeastern British Columbia which produces almost 500 MCF/d net to Legend Canada’s interest. That amounts to approximately 80 Boepd. There is little additional development potential expected on the Clarke Lake property.

Other Properties in Alberta and British Columbia

Legend Canada owns a number of minor working interest properties in both Alberta and British Columbia. In total these properties produce a little over 20 Boepd, mostly in oil. Minor development potential is anticipated on these properties. Inga, British Columbia is the major producing property in this group with net production of 12.5 BOPD.

Undeveloped Properties

In addition to the producing properties mentioned above, Legend Canada also owns leases of undeveloped acreage with varying lease terms remaining. The total number of undeveloped acres is currently 37,481 gross acres (28,467 net).

At Swan Hills and Virginia Hills, one and a half sections of undeveloped land is subject to a farm-in agreement with a third party for the drilling of two wells to test the Devonian age Nisku formation. Depth of these wells and the earnings associated with their drilling is above the Swan Hills bank play, which will be retained by Legend Canada. It is expected that the first of these two Nisku wells will be drilled in the first quarter of 2012, at no cost to us, although Legend Canada has the right to participate in the wells with up to a 25% working interest.

U.S. Oil and Gas Properties

Our oil and gas property interests in the United States are located in the Piqua region of the State of Kansas and in the Bakken and Three Forks formations in Divide County, North Dakota. A summary discussion of these U.S. properties follows:

Piqua, Kansas

On October 29, 2010, we completed our first acquisition of an oil and gas property with the purchase of the entire working interest, representing 87.5% of the revenue interest, of certain oil and gas leases held by Piqua Petro Inc., a Kansas corporation, located in Piqua, Kansas (“Piqua”). The acquired leases contain 1,040 net acres with 33 active oil and water injection wells in Woodson County, Kansas. The property is located in the Humboldt-Chanute field producing in the Bartlesville-Squirrel formation at a depth of 740 to 850 feet. The purchase price was approximately $625,000.

Some of the development options for the Piqua properties include infill drilling, water flooding, well bore cleanout, and other drilling on lightly developed producing leases. No significant development had taken place on the leased sites since 2006, so our initial activities focused on maintaining the existing wells and the tie-in of shut in locations.

The main production fairway is contained within the Ellis, Bennett and Orth-Gillespie leases, where additional development locations can be drilled in an effort to more fully develop the Squirrel sand reservoir. Neither the Ellis nor the Orth-Gillespie leases have adequate water injection to provide the necessary pressure support. We intend to either convert existing wells or drill new locations in an effort to improve the pressure support provided by these injectors.

Beginning in June 2011, we drilled three additional wells on the Orth-Gillespie leased property with the objective of increasing the number of development wells drilled into the Squirrel sand reservoir. In addition, we wanted to see if the pool could be more fully delineated and to increase its understanding of the thickest part of the Squirrel reservoir. The results of two of the wells suggested similar thickness in reservoir on the eastern side of the Piqua property with measurable oil shows in both wells. The third well, which was drilled on the west side of the property, presented a thicker overall squirrel zone with additional oil. In addition to the drilling of these wells, we also re-completed a standing well located on an adjacent lease in the Squirrel reservoir zone. All four wells are currently producing oil.

We are drilling a further development program of wells on three of our producing leases in the Piqua area. Drilling, completion and equipment costs for wells at the Piqua properties are expected to be no more than approximately $30,000 per well.

Divide County, North Dakota

On February 25, 2011, after evaluating and studying various opportunities, we completed the acquisition of seven leaseholds on land in Divide County, North Dakota totalling 3,840 gross acres (net 167.11 acres) with all mineral rights including the Bakken and Three Forks formations. The term of each of the seven leases is five years. The acquisition price was $58,489. On March 23, 2011, we completed a second acquisition of eight leaseholds within this same area in Divide County, North Dakota, adding an additional 201.88 net acres. The term of each of the eight leases is five years. The acquisition price was $70,658. On March 30, 2011, we completed a third acquisition of one leasehold interest within the same area in Divide County, North Dakota, adding an additional 27.54 net acres. The term of the lease is five years. The acquisition price was $9,638. Total acquired leases in Divide County North Dakota consist of 3,840 gross acres (net 396.53 acres) with all mineral rights including the Bakken and Three Forks formations.

The leases are contiguous in nature and are in close proximity to the development of the Three Forks play, being actively drilled by SM Energy and Baytex Energy in the Ambrose field to the east of the property covered by the acquired leases. These acquisitions gave us an approximately 10% working interest in seven sections of land. The Bakken Shale Formation stretches across portions of North Dakota and Montana. No drilling or production has commenced at the Bakken or Three Forks properties, and we classify these properties as “unproven properties”. Well costs are projected to total approximately $6 million per well, with our share being approximately $600,000 per well. With the leases having five-year terms, we do not have an obligation to drill if we do not have sufficient funds to do so.

Disclosure of Reserves

Our proved crude oil and natural gas reserves are located in Canada and the United States.

InSite Petroleum Consultants Ltd. evaluated the reserve estimates prepared by Sovereign for the Canadian properties as of December 31, 2010 and prepared a report with its conclusions. A copy of the revised InSite reserve report is attached as Exhibit 99.3 to this Current Report, and is incorporated herein by reference. InSite is an independent expert engineering, geological, technical and advisory company providing services to the oil and gas industry throughout the world. Each of InSite’s professionals has over 25 years of experience in the oil and gas industry. InSite’s revised report is intended to be compliant with SEC Regulations S-X and S-K, for the purpose of disclosure requirements. InSite utilizes the latest available technology and engineering software that incorporates all current regulatory details.

The estimated reserves for our U.S. oil and gas properties as of December 31, 2010, are based upon a reserves report prepared by the independent licensed petroleum engineering firm of KLH Consulting, located in Wichita, Kansas. The updated KLH reserve report is attached as Exhibit 99.2 to this Current Report. KLH is a member of the Society of Petroleum Engineers and the Kansas Independent Oil and Gas Association, and its professionals have over 35 years of experience in the oil and gas industry. KLH has served companies with oil and gas properties located in several states throughout the south and midwest regions of the United States, including the Piqua, Kansas formations, and, as such, we believe KLH has sufficient experience to appropriately assess our reserves.

The reserve data set forth in the reports and in this Current Report represents only estimates, and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the actual revenues and costs could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

KLH and InSite used all assumptions, data, methods and procedures they considered necessary and appropriate under the circumstances to prepare their estimates. The reserves set forth in their reports for the properties are estimated by performance methods or analogy. In general, reserves attributable to producing wells and reservoirs are estimated by performance methods such as decline curve analysis which utilizes extrapolations of historical production data. Reserves attributable to non-producing and undeveloped reserves included in the reports are estimated by analogy. The estimates of the reserves, future production, and income attributable to properties are prepared based on the reserve definitions set out in Rule 4-10(a) in SEC Regulation S-X and, in the case of KLH, using the economic software package Aries for Windows, a copyrighted program of Halliburton and, in the case of InSite, Mosaic software consistent with the COGE (Canadian Oil and Gas Evaluation) handbook.

The KLH and InSite reports summarize conclusions made by them with respect to the reserves estimates. To estimate economically recoverable crude oil and natural gas reserves, many factors and assumptions were considered, including the use of reservoir parameters derived from geological, geophysical and engineering data which cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future of production rates. Under applicable SEC regulations, proved reserves must be demonstrated to be economically producible based on existing economic conditions including the prices and costs at which economic production from a reservoir is to be determined as of the effective date of the report. With respect to the property interests we own, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and processing fees, production taxes, recompletion and development costs and product prices are based on SEC regulations, geological maps, well logs, core analyses, and pressure measurements.

Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas that cannot be measured in an exact manner. There are numerous uncertainties inherent in estimating crude oil and natural gas reserves and their estimated values, including many factors beyond our control. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geologic interpretation and judgment. As a result, estimates of different engineers, including those used by us, may vary. In addition, estimates of reserves are subject to revision based upon actual production, results of future development and exploration activities, prevailing crude oil and natural gas prices, operating costs and other factors. The revisions may be material. Accordingly, reserve estimates are often different from the quantities of crude oil and natural gas that are ultimately recovered and are highly dependent upon the accuracy of the assumptions upon which they are based. Our estimated net proved reserves, included in our SEC filings, have not been filed with or included in reports to any other federal agency. See the section of this Current Report above entitled “RISK FACTORS — Our estimates of crude oil and natural gas reserves may be inaccurate and our actual revenues may be lower than our financial projections.”

Federal, state and provincial regulations governing protection of the environment may prevent the Company from recovering the estimated reserves disclosed in this section of the Current Report. For a discussion of the main federal laws and regulations in the United States and Canada in place to protect the environment, see the subsection of this Current Report above entitled “DESCRIPTION OF BUSINESS — Governmental Regulation,” which disclosure is incorporated herein by reference.

Summary of Oil and Gas Reserves as of December 31, 2010

The following table sets forth certain information relating to our U.S. and Canadian estimated net reserves as of December 31, 2010. The information with respect to our U.S. properties is based on the KLH reserve report as of December 31, 2010. We did not own any properties in Canada as of December 31, 2010; however, we are providing the information in this table with respect to the Sovereign Assets that we acquired on October 20, 2011. The information with respect to the Canadian properties is based on the InSite reserve report as of December 31, 2010 that was prepared for Sovereign; however, we have eliminated the amount of estimated reserves for certain properties that we did not purchase from Sovereign and that were included in the InSite reserve report.

	Oil	Natural Gas
Proved Reserves	(Mbbls)	(Mmcf)
Proved Developed Reserves
Canada	243.2	1,436.8
U.S.	18.5	—
Proved Undeveloped Reserves
Canada	—	251.8
U.S.	8.5	—

Total Proved Reserves	270.2	1,688.6

Probable Reserves
Probable Developed Reserves	148.0	1,596.9
Probable Undeveloped Reserves	7.4	339.4

Total Probable Reserves	155.4	1,936.3

Probable Reserves

Estimates of probable reserves are inherently imprecise. When producing an estimate of the amount of oil and gas that is recoverable from a particular reservoir, an estimated quantity of probable reserves is an estimate of those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. Estimates of probable reserves are also continually subject to revisions based on production history, results of additional exploration and development, price changes and other factors.

When deterministic methods are used, it is as likely as not that actual remaining quantities recovered will exceed the sum of estimated proved plus probable reserves. When probabilistic methods are used, there should be at least a 50% probability that the actual quantities recovered will equal or exceed the proved plus probable reserves estimates. Probable reserves may be assigned to areas of a reservoir adjacent to proved reserves where data control or interpretations of available data are less certain, even if the interpreted reservoir continuity of structure or productivity does not meet the reasonable certainty criterion. Probable reserves may be assigned to areas that are structurally higher than the proved area if these areas are in communication with the proved reservoir. Probable reserves estimates also include potential incremental quantities associated with a greater percentage recovery of the hydrocarbons in place than assumed for proved reserves.

Controls Over Reserve Estimates

United States Properties

We obtained a reserve study for our Piqua properties from KLH effective as of December 31, 2010. The report was completed May 19, 2011 and updated in January 2012 (effective as of December 31, 2010). Our Piqua properties have been producing oil since being acquired in October 2010. We have classified these leases as proved developed properties. The Piqua properties represent 100% of our proved U.S. oil reserves.

Compliance as it relates to reporting our U.S. reserves is the responsibility of Mr. Diamond-Goldberg, our President and principal technical representative, who has over 30 years of industry experience. In addition to his years of experience, Mr. Diamond-Goldberg holds a degree in petroleum geology with a strong background in asset evaluation and management.

Our control over reserves estimates included retaining KLH as our independent petroleum and geological firm. The engineer responsible for overseeing the reserve study at KLH is a licensed petroleum engineer in both Kansas and Missouri. Further professional qualifications include a degree in petroleum engineering and being a member of the Society of Petroleum Engineers and Kansas Independent Oil and Gas Association. We provided KLH with information about our oil and gas properties, including production profiles, prices and costs, and KLH prepared its own estimates of the reserves attributable to the Piqua properties. All of the information regarding reserves on our Piqua properties in this Current Report is derived from KLH’s report.

Canadian Properties

Following the acquisition of the Sovereign Assets on October 20, 2011, compliance for reporting of Legend Canada’s reserves will be the responsibility of Mr. Diamond-Goldberg, whose experience is described above.

Prior to the acquisition of the Sovereign Assets, management of Sovereign was responsible for the preparation and disclosure of information with respect to the Canadian oil and gas reserves. The Reserve Committee of Sovereign’s board of directors provided oversight to the evaluation process, including the following activities:

•	reviewing procedures established by management for providing information to the independent reserve evaluator;

•

meeting with InSite, the independent qualified reserves evaluator, to determine whether any restrictions placed by management affect the ability of the qualified reserves evaluator to report without reservation; and

•	reviewing the reserves data with management and independent qualified reserves evaluator.

Sovereign’s control over reserves estimates included retaining InSite as its independent petroleum and geological auditing firm. Sovereign provided InSite with information about its oil and gas properties, including production profiles, prices and costs, and InSite reviewed Sovereign’s estimates of the reserves attributable to the oil and gas properties. InSite is an independent expert engineering, geological, technical and advisory company providing services to the oil and gas industry throughout the world. Each of InSite’s professionals has over 25 years of experience in the oil and gas industry. All of the information on Canadian oil and gas reserves in this Current Report is derived from InSite’s report.

We intend to retain InSite for reporting on our Canadian reserves at December 31, 2011, because of their familiarity with the properties and their expertise in our industry.

Proved Undeveloped Reserves

U.S. Properties

At December 31, 2010, we estimated that we had proved undeveloped reserves (PUDs) of 8.5 MBbls for our U.S. properties, which accounted for 31% of our total estimated U.S. proved oil and gas reserves. The following table discloses our PUDs during 2010.

U.S. Properties	Oil and Natural Gas Reserves (MBOE)
PUDs beginning of year 2010	—
Revisions of previous estimates	—
Conversions to proved developed reserves	—
Additional PUDs added	8.5

PUDs end of year 2010	8.5

Beginning late in June 2011, we drilled three wells consecutively on the Orth-Gillespie leased property with the objective of increasing the number of development wells drilled into the Squirrel sand reservoir. In addition, we wanted to see if the pool could be more fully delineated and increase our understanding of the thickest part of the Squirrel reservoir. The results of the drilling the wells suggested similar thickness in reservoir on the eastern side of the leased property with measurable oil shows in both wells. The third well, which was drilled on the west side of the leased property, presented a thicker overall Squirrel zone with additional oil. As this well is further south than the previously drilled wells, production information from the well will determine the development potential to the south, where only a few wells had been drilled prior to our acquisition of the leaseholds. All three wells were hydraulically fractured at the beginning of August 2011, and were placed on production in mid-August. In addition to the drilling of these wells, we also re-completed a standing well located on an adjacent lease in the Squirrel reservoir zone. All four wells are currently producing oil.

We are drilling a further development program of wells on three of our producing leases in the Piqua area. Drilling, completion and equipment costs for wells at the Piqua properties are expected not to exceed approximately $30,000 per well.

Canadian Properties

At December 31, 2010, Sovereign reported estimated proved undeveloped reserves (PUDs) of 251.8 MMcfs, which accounted for approximately 13% of the total estimated Canadian proved oil and gas reserves. Legend Canada is currently evaluating the potential to begin to capture these reserves. None of these PUD wells would have been on our books in excess of five years at the time of their scheduled drilling. The following table discloses Sovereign’s progress toward the conversion of PUDs during 2010.

Canadian Properties	Oil and Natural Gas Reserves (MBOE)
PUDs beginning of year 2010	60
Revisions of previous estimates	(3)
Conversions to proved developed reserves	(16)
Additional PUDs added	—

PUDs end of year 2010	41

Production Volumes

The following table sets forth certain information regarding the production volumes of oil and natural gas for the periods indicated for the Canadian properties that we acquired from Sovereign on October 20, 2011.

	Years Ended December 31,
Canadian Properties	2010	2009	2008
Production volumes:
Crude oil (MBbls)	27.2	23.4	41.9
Natural gas (Mmcfs)	1,036.5	1,663	1,571
NGLs (MBbls)	4.0	5	17
Total production (MBOE)	204.0	306.1	320.6
Average daily production	558.8	838.6	878.3

The following table sets forth certain information regarding our United States production volumes of oil and natural gas for the periods indicated. We initially acquired our U.S. oil and gas properties in October 2010, and we have no production information available for prior years.

	Years Ended December 31,
U.S. Properties	2010	2009	2008
Production volumes:
Oil production (MBbls)	0.202	N/A	N/A
Average daily production (MBOE)	0.003	N/A	N/A

Drilling and Development Activity

We initially acquired our U.S. oil and gas properties in October 2010, and we had no drilling activity to report relative to our U.S. properties for our fiscal year ended December 31, 2010.

The following table sets forth the wells drilled and completed by Sovereign during the periods indicated for the Canadian properties that we acquired from Sovereign on October 20, 2011.

	Year Ended December 31,
	2010		2009		2008
	Gross	Net	Gross	Net	Gross	Net
Development
Oil wells	1.00	0.40	0.00	0.00	0.00	0.00
Natural gas wells	0.00	0.00	0.00	0.00	3.00	1.58
Dry wells	0.00	0.00	0.00	0.00	0.00	0.00

Total	1.00	0.40	0.00	0.00	3.00	1.58

Exploration
Oil wells	0.00	0.00	0.00	0.00	0.00	0.00
Natural gas wells	0.00	0.00	1.00	0.96	1.00	0.40
Dry wells	1.00	1.00	3.00	2.76	1.00	0.40

Total	1.00	1.00	4.00	3.72	2.00	0.80

Productive Wells and Acreage

The following tables summarize our total oil wells by type and gross and net productive oil wells by country as of December 31, 2010. We did not own any properties in Canada as of December 31, 2010; however, we are providing the information in this table with respect to the Sovereign Assets that we acquired on October 20, 2011. A net well represents our percentage ownership of a gross well. The following table does not include wells which were awaiting completion, in the process of completion or awaiting flowback subsequent to fracture stimulation.

	Producing Wells		Non-Producing Wells
	Gross	Net	Gross	Net
United States
Oil	49.00	42.88	4.00	3.50
Gas	—	—	—	—

Total	49.00	42.88	4.00	3.50

Canada
Oil	115.00	8.01	25.00	16.47
Gas	21.00	7.53	23.00	13.37

Total	136.00	15.54	48.00	29.84

The following table sets forth our undeveloped and developed gross and net leasehold acreage at December 31, 2010. Undeveloped acreage includes leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas, regardless of whether or not such acreage contains proved reserves.

	Developed		Undeveloped
	Gross	Net	Gross	Net
United States (acreage)	5,029	1,207	17,609	766
Canada (acreage)	—	—	14,641	11,120

Title to Properties

We believe that we have satisfactory title to all of our U.S. and Canadian properties in accordance with standards generally accepted in the oil and gas industry. Our properties are subject to customary royalty interests, liens for current taxes and other burdens, which we believe do not materially interfere with the use of or affect the value of such properties. Prior to acquiring undeveloped properties, we perform a title investigation that is thorough but less vigorous than that conducted prior to drilling, which is consistent with standard practice in the oil and gas industry. Before we commence drilling operations, we conduct a thorough title examination and perform curative work with respect to significant defects before proceeding with operations. We have performed a thorough title examination with respect to substantially all of our active properties.

In connection Legend Canada’s acquisition of the Sovereign Assets, we performed thorough due diligence with respect to the properties. In particular, we engaged a third-party firm to perform title review of the properties. We also reviewed all lease documents, including lease operating statements identifying production, royalties, operating expense and net revenues. We further performed site inspections as we determined necessary.

Delivery Commitments

We currently have no delivery commitments for product obtained from our wells in Canada or the U.S.

Dry Holes

We have not experienced any dry holes. Sovereign experienced one dry hole during its drilling operations in 2010.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, and should be read in conjunction with our financial statements and related notes. We incorporate by reference into this Report our audited consolidated financial statements for the years ended December 31, 2010 and 2009, and our interim unaudited consolidated financial statements for the three and nine months ended September 30, 2011. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. In addition, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties, including, but not limited to, those discussed in “Forward Looking Statements,” and elsewhere in this Report.

The following management’s discussion and analysis is intended to assist in understanding the principal factors affecting our results of operations, liquidity, capital resources and contractual cash obligations. This discussion should be read in conjunction with our consolidated financial statements which are incorporated by reference herein, information about our business practices, significant accounting policies, risk factors, and the transactions that underlie our financial results, which are included in various parts of this filing.

On June 1, 2010, when we determined to change our principal business, we were classified as a development stage company, which is defined by the Financial Accounting Standards Board (“FASB”) as an entity that has not commenced planned principal operations and has no significant revenue. During the fourth quarter of 2010, we recognized revenue from our working interests in oil and gas properties that were acquired in October 2010. Accordingly, we are no longer considered a development stage company.

For ease of presentation in the following discussions of “Comparison of Results” and “Liquidity and Capital Resources”, we round dollar amounts to the nearest thousand dollars (other than average prices per barrel and per share amounts).

Comparison of Results for the Three and Nine-Month Periods Ended September 30, 2011 and 2010

We had a net loss of $476,000 for the three months ended September 30, 2011, compared to a net loss of $44,000 for the three months ended September 30, 2010. We had a net loss of $708,000 for the nine months ended September 30, 2011, compared to a net loss of $72,000 for the nine months ended September 30, 2010. The period to period increase in net loss was due to an increase in costs and operating expenses without a commensurate increase in revenues as discussed below.

A comparison of our oil and gas operating results for first three quarters of fiscal 2011 compared to the same period a year ago is not meaningful because we acquired our first oil and gas producing properties in the fourth quarter of last year. Accordingly, the discussion below reviews the results of operations from oil and gas activities for the three months ended September 30, 2011, as compared to the three months ended June 30, 2011. All other operating results are compared to the same period a year ago.

The following table sets forth certain of our oil and gas operating information for the nine months ended September 30, 2011, and the three month periods ended September 30, 2011 and June 30, 2011, respectively.

	Nine Months Ended	Three months ended
	30-Sep-11	30-Sep-11	30-Jun-11	$ Change	% Change
Production data:
Oil production (Bbls)	1,877.4	832.3	512.1	320.2	62.5%
Average daily production (BOE)	7.0	9.2	5.7	3.5	61.4%
Revenue data:
Oil revenue	$163,000	$67,000	$50,000	$17,000	34.0%
Average sale price (per Bbl)	$91.49	$80.79	$97.22	$(16.43)	(16.9%)
Operating expenses
Lease operating expenses	$137,000	$54,000	$49,000	$5,000	10.2%
Average operating expenses (per Bbl)	$72.97	$64.88	$95.68	$(30.80)	(32.2%)
Operating Margin per BOE	$18.52	$15.91	$1.54	$14.37	936.1%
Depreciation, depletion and amortization	$49,000	$29,000	$20,000	$9,000	45.0%

Production and Revenue

For the three months ended September 30, 2011 and June 30, 2011, we generated revenue of $67,000 and $50,000, respectively, principally from our oil production in the Piqua properties in Kansas. Oil production (Bbls) increased 62.5% during the three months ended September 30, 2011, as compared to the three months ended June 30, 2011 (see table above). Production increased due to the completion of drilling three wells, the recompletion of the drilling of a fourth well, and general streamlining and improvements to our existing well operations. Our revenues in the nine months ended September 30, 2011 and 2010 were $163,000 and $nil, respectively.

The average price per barrel during the three months ended September 30, 2011 and June 30, 2011 was $80.79 and $97.22, respectively, a 16.9% decrease. The prices we receive for our oil and natural gas production are determined by the market and heavily influence our revenue, profitability, access to capital and future rate of growth.

Lease Operating Expenses

For the three month periods ended September 30, 2011 and June 30, 2011, operating expenses increased to $54,000 from $49,000, respectively, a 10.2% increase. Our lease operating expenses in the nine months ended September 30, 2011 were $136,000. Lease operating expenses consist of day-to-day operational expenses for production of oil and maintenance and repair expenses for the wells and property. Repair expenses have been higher than we expected in 2011 even factoring in the streamlining of operations on the Piqua properties. We anticipate repair expenses to decrease moving forward as we complete our overhaul of the Piqua properties. For the period ended September 30, 2011, we hired third-party service providers to perform these services and we had not employees in this area. We had no such lease operating expenses in the comparable periods in fiscal 2010 since we had not yet acquired any oil and gas leaseholds.

General and Administrative Expenses

General and administrative expenses include: professional fees; management fees; travel expenses; office and administrative expenses; and marketing and SEC filing expenses. General and administrative expenses increased to $460,000 in the three months ended September 30, 2011, as compared to $45,000 for the same period in 2010, a $415,000 increase. General and administrative expenses increased to $686,000 in the nine months ended September 30, 2011, as compared to $67,000 for the same period in 2010, a $619,000 increase. The period-to-period increase is largely a result of changing our business from a web portal business to an oil and gas producing business. More particularly, the increase is due to: (i) an increase in compensation paid to our executive officers; (ii) an increase in fees paid to professionals in connection with restructuring the business and related matters; (iii) paying contract personnel to assist with our operations; and (iv) an increase in SEC reporting expenses. As of September 30, 2011, we had two employees, consisting of our two executive officers, categorized under general and administrative expense. General and administrative expenses for the nine months ended September 30, 2011 and 2010, respectively, consisted of the following:

	For the nine months ended
	30-Sep-11	30-Sep-10	$ Change	% Change
General and administrative expenses
Professional fees	$332,000	$29,000	$303,000	1044.8%
Management fees	222,000	28,000	194,000	692.9%
Travel fees	21,000	3,000	18,000	600.0%
Office and administration fees	36,000	5,000	31,000	620.0%
Marketing and filing fees	75,000	2,000	73,000	3650.0%

Total	$686,000	$67,000	$619,000	923.9%

Our professional fees for the nine months ended September 30, 2011 consisted of an aggregate of approximately $231,000 paid to our legal counsel (including approximately $134,000 paid to our Canadian counsel in connection with the Sovereign acquisition), an aggregate of approximately $81,000 paid to our independent public accountants and our bookkeeper, and $20,000 paid to our investment banker. Our legal fees included approximately $81,000 paid to the law firm of which Mr. Vandeberg is the sole member, for services performed by an associate and paralegal of the law firm during such nine-month period; Mr. Vandeberg did not bill us for any legal services performed by him.

Included in general and administrative expense is compensation for our executive officers. Effective July 1, 2011, the Board of Directors increased the amount of compensation paid to our President, Mr. Diamond-Goldberg, from $8,400 per month to $26,250 per month, which amount is being paid to Marlin Consulting Corp., of which Mr. Diamond-Goldberg is sole owner, by the Company pursuant to a consulting services agreement between the Company and Marlin Consulting Corp. The term of the consulting services agreement is for one year and renews automatically on the anniversary of its effective date, September 1, 2010, unless otherwise terminated by the parties as provided therein. Under the consulting services agreement, Mr. Diamond-Goldberg is also entitled to a “gross-up” to cover applicable taxes. Also effective July 1, 2011, the Board of Directors increased the amount of compensation paid to our Chief Financial Officer, Mr. Vandeberg, from $5,000 per month to $20,833 per month. Messrs. Diamond-Goldberg and Vandeberg will continue to be reimbursed for out-of-pocket expenses reasonably incurred on behalf of the Company by him, and will continue to be eligible to participate in the our 2011 Stock Incentive Plan and any bonus plan approved by the Board of Directors.

Other Expenses

Other expenses were $nil for the three months ended September 30, 2011 and September 30, 2010. Other expenses were $nil for the nine months ended September 30, 2011, compared to $1,000 for the nine months ended September 30, 2010. The change in other expenses is due to interest expense related to shareholder loans that were forgiven and written-off in 2010.

Comparison of Results for the Fiscal Years Ended December 31, 2010 and 2009

The following table sets forth certain of our operating information for the years ended December 31, 2010 and 2009.

	Year Ended December 31,
	2010	2009	Change
(rounded to thousands, except Bbl & BOE data)
Production data:
Oil production (Bbls)	201.9	—	201.9
Average daily production (BOE)	3.4	—	3.4
Revenue data:
Average sale price (per Bbl)	$80.83	—	$80.83
Oil revenue	$16,000	—	$16,000
LOE	$16,000	—	$16,000
General and Administrative expenses
Professional fees	$63,000	$9,000	$54,000
Management fees	63,000	—	63,000
Travel fees	6,000	—	6,000
Office and administration fees	9,000	1,000	8,000
Marketing and filing fees	11,000	2,000	9,000

Total	$152,000	$12,000	$140,000
Other income (expense)	$(1,000)	$(5,000)	$4,000
Loss from discontinued operations	$(5,000)	$(1,000)	$(4,000)
Net loss	$(158,000)	(18,000)	$(140,000)

We had a net loss of $158,000 in the year ended December 31, 2010 as compared with a net loss of $18,000 in the year ended December 31, 2009. The $140,000 increase in net loss is primarily due to the expenses incurred in connection with our changing our business from a lower capital-intensive development stage business to a higher capital-intensive operating business.

Operating Revenues

Revenues increased to $16,000 for the year ended December 31, 2010, as compared to $nil for the year ended December 31, 2009. Revenue for the year ended December 31, 2010 was the result of production from our oil and gas interests during the fourth quarter of 2010.

Operating Expenses

Expenses incurred from oil and gas lease operations were $16,000 for the year ended December 31, 2010. Expenses incurred from operations during the year ended December 31, 2009 were $nil. We began incurring lease operating expenses with the acquisition of our oil and gas interests in the fourth quarter of 2010.

General and Administrative Expenses

General and administrative expenses increased to $152,000 for the year ended December 31, 2010 compared to $12,000 for the year ended December 31, 2009. The increase was due to: (i) paying compensation to the executive officers of the Company during the year ended December 31, 2010 for the first time since the inception of the Company; (ii) an increase in fees paid to professionals in connection with restructuring the business and related matters; (iii) paying contract personnel to assist with the Company’s operations; and (iv) an increase in SEC reporting expenses.

Other Income (Expense)

Other income and expenses increased to ($1,000) for the year ended December 31, 2010 compared to the ($5,000) for the year ended December 31, 2009. The decrease in expenses is due to a $4,000 decrease in interest expense related to shareholder loans that were written-off in 2010.

Loss from Discontinued Operations

The loss we incurred from discontinued operations increased to $5,000 for the year ended December 31, 2010 from $1,000 for the year ended December 31, 2009. The increase was due to our dissolving Senior-Inet, Inc., our former wholly-owned subsidiary.

On June 4, 2010, we entered into an Exploration and Option to Enter Joint Venture Agreement (Redlich Project) with Miranda (U.S.A.), Inc. (“Miranda”). Under the option agreement, we and Miranda agreed to explore and potentially develop the mining of minerals on certain unpatented mining claim properties. In exchange for the exploration right and possession granted by Miranda, we agreed to incur expenditures for exploration and development work in accordance with a four year schedule totaling $3,000,000 and agreed to issue and deliver to Miranda 200,000 Common Shares following execution of the option agreement. Prior to beginning any exploration activities on this property, we elected not to pursue the mining rights provided for in the option agreement. Additionally, we did not issue the 200,000 Common Shares. Accordingly, as of December 31, 2010, we have not recognized any exploration expenses related to the option agreement.

Going Concern Consideration

See the section entitled “Mitigation of Going Concern Uncertainty” under Note A in the Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2010, which are incorporated herein by reference.

Liquidity and Capital Resources

During the nine months ended September 30, 2011, we generated working capital primarily through the sale of securities and to a lesser extent from our revenues. We used our cash flows from our financing activities to acquire interests in oil and gas leases and as general working capital to fund operations.

We had cash and cash equivalents totaling $4,264,000 at September 30, 2011, as compared to $101,000 at December 31, 2010. Subsequent to September 30, 2011, we used approximately CA$3,505,031 of our cash to fund the acquisition of the Sovereign Assets in Canada. Management anticipates that current cash reserves plus cash generated from operations will sustain our operations over at least the next twelve months.

In order for us to implement our business plan, we have sought to obtain capital from external sources through the issuance of equity securities and borrowing funds. Disclosure of these capital-raising transactions can be found in Note 5 and Note 6 to the Notes to Consolidated Financial Statements for the period ended September 30, 2011, which is incorporated by reference herein. The issuance of equity securities causes dilution to our shareholders. If external financing sources are unavailable when needed or are inadequate to fund operations, we may be required to reduce operating costs, which could jeopardize our future strategic initiatives and business plans. At this time, however, we are not aware of any trends or potential events that are likely to materially adversely impact our short term liquidity.

The following table summarizes our cash flows during the nine months ended September 30, 2011 and September 30, 2010, respectively.

	For the nine months ended September 30,
	2011	2010
Net cash flows from operating activities	$(593,000)	$178,000
Net cash flows from investing activities	(243,000)	—
Net cash flows from financing activities	5,000,000	4,000

Total	$4,164,000	$182,000

Cash from Operating Activities

Cash used in operating activities was $593,000 in the nine months ended September 30, 2011, as compared to cash provided by operating activities of $178,000 in the nine months ended September 30, 2010. The decrease is a result of changing our business from a web portal business to an oil and gas exploration and development business in October, 2010, increased compensation paid to management, and an increase in legal fees and SEC compliance-related expenses.

Cash from Investing Activities

Cash used for investing activities during the nine months ended September 30, 2011 was $243,000 as compared to $nil during the nine months ended September 30, 2010. In the fourth quarter of 2010 and the first quarter of 2011, we used capital to acquire oil and gas properties. During the nine months ended September 30, 2011, we used capital to develop working interests on our oil and gas properties, including the drilling of new wells on the Piqua properties.

Cash from Financing Activities

Total net cash provided by financing activities was $5 million in the nine months ended September 30, 2011, from three private placement offerings completed in February, April and August of 2011. This capital was raised from the sale of units containing an equity portion and warrants. In the first two units offerings, each unit consisted of one share of restricted common stock and a warrant to purchase one additional share of restricted common stock. In the August, 2011, offering, each unit consisted of one share of restricted convertible preferred stock and a warrant to purchase one share of restricted common stock. For more details about these equity financings, see Notes 5 and 6 to the Notes to Consolidated Financial Statements for the period ended September 30, 2011, incorporated by reference herein. Total net cash provided by financing activities in the nine months ended September 30, 2010 was in the form of a loan in the principal amount of $4,000 from our previous majority shareholder.

Our ability to obtain financing, if and when necessary, may be impaired by such factors as the capital markets (both generally and in the crude oil and natural gas industry in particular), our limited operating history, the location of our crude oil and natural gas properties and prices of crude oil and natural gas on the commodities markets (which will impact the amount of asset-based financing available to us) and the departure of key employees. Further, if crude oil or natural gas prices on the commodities markets decline, our revenues will likely decrease and such decreased revenues may increase our requirements for capital. If the amount of capital we are able to raise from financing activities, together with our revenues from operations, is not sufficient to satisfy our capital needs (even to the extent that we reduce our operations), we may be required to cease our operations, divest our assets at unattractive prices or obtain financing on unattractive terms.

We have and may continue to incur substantial costs in the future in connection with raising capital to fund our business, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we may issue, which may adversely impact our financial condition.

Credit Facility

Effective as of August 15, 2011, our wholly-owned subsidiary Legend Canada obtained a CA$6 million revolving credit facility from National Bank of Canada. See Note 9 to the Notes to Consolidated Financial Statements for the period ended September 30, 2011, incorporated by reference herein.

On October 20, 2011, Legend Canada borrowed CA$5.4 million under the credit facility, which funds were used to purchase the ISEC Assets. There is no assurance that this credit facility will be available to Legend Canada in the future. National Bank of Canada may demand repayment of all amounts owed by Legend Canada to it at any time.

Planned Capital Expenditures

We have and plan to continue to drill wells on the Piqua properties. In the first nine months of 2011, we drilled two wells to develop one of our producing leases in Piqua, Kansas. We drilled two additional wells on the Piqua properties in December 2011. Well costs at these properties are estimated to not exceed approximately $30,000 per well. We are planning to drill a further development program in 2012.

If we drill wel1s on the properties in North Dakota containing the Bakken reserves, well costs are projected to total approximately $6 million per well, with our share being approximately $600,000 per well. We are not obligated to drill if we do not have sufficient funds to do so. We have no current plans to drill wells on the Bakken properties.

With respect to the Sovereign Assets that we acquired on October 20, 2011, we have started an evaluation of the producing and non-producing acreage for further drilling potential. Initial results suggest that there exist two low-risk drilling locations on the Swan Hills, Alberta property, which is currently being developed with one producing vertical oil well. We anticipate that well costs would be approximately $4 million per well. It is our intent to drill the first of these wells upon securing the financing necessary to proceed.

Critical Accounting Policies

Discontinued Operations

On June 1, 2010, we abandoned the www.senior-inet.com web portal business due to a lack of success and began focusing our efforts on the acquisition, exploration and development of oil and gas properties. Accordingly, we wrote down the carrying value of the web portal business to its salvage value of zero. The assets, liabilities, results of operations and cash flows related to the web portal business are classified as discontinued operations for all periods presented. Senior-Inet, Inc. was dissolved effective July 29, 2010.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Management’s judgments and estimates in these areas are based on information available from both internal and external sources, including engineers, geologists, consultants and historical experience in similar matters. The more significant reporting areas impacted by management’s judgments and estimates are accruals related to oil and gas sales and expenses; estimates of future oil and gas reserves; estimates used in the impairment of oil and gas properties; and the estimated future timing and cost of asset retirement obligations.

Actual results could differ from the estimates as additional information becomes known. The carrying values of oil and gas properties are particularly susceptible to change in the near term. Changes in the future estimated oil and gas reserves or the estimated future cash flows attributable to the reserves that are utilized for impairment analysis could have a significant impact on the future results of operations.

Full Cost Method of Accounting for Oil and Gas Properties

We have elected to utilize the full cost method of accounting for our oil and gas activities. In accordance with the full cost method of accounting, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs and related asset retirement costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Excluded from this amortization are costs associated with unevaluated properties, including capitalized interest on such costs. Unevaluated property costs are transferred to evaluated property costs at such time as wells are completed on the properties or management determines that these costs have been impaired.

Oil and gas properties without estimated proved reserves are not amortized until proved reserves associated with the properties can be determined or until impairment occurs. The cost of these properties is assessed quarterly, on a field-by-field basis, to determine whether the properties are recorded at the lower of cost or fair market value.

Sales of oil and gas properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. We have not sold any oil and gas properties.

Full Cost Ceiling Test

At the end of each quarterly reporting period, the cost of oil and gas properties are subject to a “ceiling test” which basically limits capitalized costs to the sum of the estimated future net revenues from proved reserves, discounted at 10% per annum to present value, based on current economic and operating conditions, adjusted for related income tax effects. As of September 30, 2011, no impairment charges have been recognized.

Oil and Gas Revenue Recognition

We use the sales method of accounting for oil and gas revenues. Under this method, revenues are recognized based on the actual volumes of gas and oil sold to purchasers at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is probable. Delivery occurs and title is transferred when production has been delivered to a purchaser’s pipeline or truck. The volume sold may differ from the volumes we are entitled to, based on our individual interest in the property. We utilize a third-party marketer to sell oil and gas production in the open market. As a result of the requirements necessary to gather information from purchasers or various measurement locations, calculate volumes produced, perform field and wellhead allocations and distribute and disburse funds to various working interest partners and royalty owners, the collection of revenues from oil and gas production may take up to 45 days following the month of production. Therefore, we may make accruals for revenues and accounts receivable based on estimates of our share of production. Since the settlement process may take 30 to 60 days following the month of actual production, our financial results may include estimates of production and revenues for the related time period. We will record any differences between the actual amounts ultimately received and the original estimates in the period they become finalized. As of September 30, 2011, all revenue information had been received from the marketer, so there was no estimated revenue and accounts receivable.

Recent Accounting Pronouncements

For a discussion of recently issued accounting standards, see Note B in the Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2010, and see Note 3 to the Notes to Consolidated Financial Statements for the period ended September 30, 2011, both of which are incorporated herein by reference.

Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Disclosure under this item is not required because we are a smaller reporting company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information with respect to the beneficial ownership of our Common Shares as of February 17, 2012, by our directors, named executive officers, and directors and executive officers as a group, as well as each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our Common Shares. As of February 17, 2012, there were 50,642,516 Common Shares issued and outstanding.

The percentages of Common Shares beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. To our knowledge, unless indicated in the footnotes to the table, each beneficial owner named in the tables below has sole voting and sole investment power with respect to all shares beneficially owned.

Name and Address	Number of Common Shares	Percentage Ownership
Officers and Directors

Marshall Diamond-Goldberg (1) President and Director	6,389,332	12.5%

James Vandeberg (2) Vice President, Chief Financial Officer, Secretary and Director	6,265,000	12.3

John F. Busey (3) Director	20,000	*	*

Alan Jochelson (4) Director	20,000	*	*

All Directors and Executive Officers as a Group (4 persons)	12,377,666	24.3

5% Shareholders

Wayne Gruden (5) 600 Union Street, Suite 4500 Seattle, Washington 98106	3,878,000	7.7

International Sovereign Energy Corp. 1750 – 801 6th Avenue SW Calgary, Alberta	3,552,516	7.0

Lance Investments SA (5) East 53rd Street Marbella Swiss Bank Building, 2nd Floor Panama City, Panama	2,824,440	5.6

Shine Ventures Ltd. (5) Bahnof Strasse #3 Postal 8001 Zurich, Switzerland	2,700,000	5.3

**	Less than one percent
(1)	The address for Mr. Diamond-Goldberg is c/o our corporate offices at 1420 5th Avenue, Suite 2200, Seattle, WA 98101. Mr. Diamond-Goldberg beneficially owns these shares through Marlin Consulting Corp., of which he is the sole shareholder. The shares beneficially owned by Mr. Diamond-Goldberg include 333,332 Common Shares underlying stock options that are currently exercisable.
(2)	The address for Mr. Vandeberg is c/o our corporate offices at 1420 5th Avenue, Suite 2200, Seattle, WA 98101. The shares beneficially owned by Mr. Vandeberg include 300,000 Common Shares underlying stock options that are currently exercisable. In 2010, Mr. Vandeberg gifted Common Shares to two other persons; Mr. Vandeberg retains no voting or dispositive power over such shares and disclaims beneficial ownership over the shares held by such persons. See “DESCRIPTION OF BUSINESS – Background.”
(3)	The address for Mr. Busey is c/o our corporate offices at 1420 5th Avenue, Suite 2200, Seattle, WA 98101. The shares beneficially owned by Mr. Busey consist solely of 20,000 Common Shares underlying stock options that are current exercisable.
(4)	The address for Mr. Jochelson is c/o our corporate offices at 1420 5th Avenue, Suite 2200, Seattle, WA 98101. The shares beneficially owned by Mr. Jochelson consist solely of 20,000 Common Shares underlying stock options that are current exercisable.

(5)	The information for such 5% shareholder is based on the list of record holders maintained by our stock transfer agent. Such shareholder has not filed a Schedule 13D with the SEC disclosing it’s greater than five percent ownership.

We know of no arrangements, including pledges, by or among any of the forgoing persons, the operation of which could result in a change of control.

DIRECTORS AND EXECUTIVE OFFICERS

As of February 17, 2012, our Board of Directors consists of four directors and we have two executive officers. The term of office of each director expires at the next annual meeting of our shareholders. Directors serve until their respective successors have been elected and qualified. Executive officers are appointed by and serve at the pleasure of the Board of Directors.

Set forth below is biographical information for each of our current directors.

Name	Age	Position	Director Since
Marshall Diamond-Goldberg	57	President and Director	September 1, 2010

James Vandeberg	68	Vice President, Chief Financial Officer, Secretary and Director	May 18, 2010

John F. Busey	64	Director	February 7, 2012

Alan Jochelson	53	Director	February 7, 2012

Name of Director	Background / Experience
Marshall Diamond- Goldberg	Mr. Diamond-Goldberg has served as our President and a director since September 1, 2010. He also serves as President and a director of Legend Canada. Mr. Diamond-Goldberg is a professional geologist with over 30 years’ experience in the oil and gas sector. Until his resignation on July 1, 2011, he held the position of director of International Sovereign Energy Corp., an oil and gas exploration and production company. Since 1997, Mr. Diamond-Goldberg has been the President of Marlin Consulting Corporation providing services to oil and gas companies. From July 2008 until April 2011, he served as President, a director and chairman of reserve reporting for JayHawk Energy Inc., a publicly traded oil and gas company. He was the President, co-founder and director of Manhattan Resources Ltd., a TSX listed and publicly traded junior oil and gas production and exploration company, between 1997 and 2001 and subsequently held the same post at Trend Energy Inc. and Strand Resources Ltd., both private oil and gas producers until their sales in May 2004 and in 2008, respectively. Mr. Diamond-Goldberg is a member of the American Societies of Professional Geologists, as well as the Association of Professional Engineers, Geologists and Geophysicists of Alberta.

James Vandeberg	Mr. Vandeberg has served as a director and executive officer since May 18, 2010. He has been an attorney practicing in Seattle, Washington since 1996. He specializes in corporate finance with an emphasis on securities and acquisitions. Prior to practicing in Seattle, he was corporate counsel and secretary to Denny’s Inc. and Carter Hawley Hales Stores, Inc., each listed on the NYSE. He graduated from NYU Law School in 1969 where he was a Root-Tilden Scholar and holds a BA degree in accounting from the University of Washington. Mr. Vandeberg is a director of American Sierra Gold Corp., REGI US, Inc., IAS Energy, Inc. and ASAP Holdings, Inc., all of which are publicly reporting companies with capital stock traded on the OTCBB.

John F. Busey	Mr. Busey was appointed to our board of directors on February 7, 2012. Mr. Busey is currently retired and has more than 30 years of senior executive financial experience. From April 2006 until his retirement in August 2008, Mr. Busey served as chief financial officer of Pacific Crest Communities, a Southern California based homebuilder, where he was responsible for capital and financial controls and overseeing its credit facilities. From July 1999 through June 2001, Mr. Busey was the president and a director of Cyber Merchants Exchange, a technology company quoted on the OTCBB, where he was charged with raising debt and equity capital and implementing a complex business plan. Mr. Busey’s prior experience includes senior executive experience in the areas of finance, banking and investment functions, mergers and acquisitions, divestitures, corporate restructurings and recapitalizations. Mr. Busey received his B.S. in Finance and Economics, from Menlo School of Business, and his M.B.A. from the University of Southern California. He also completed the Senior Executive Financial Management Program at Stanford University’s Graduate School of Business.
Alan Jochelson

Mr. Jochelson was appointed to our board of directors on February 7, 2012. Mr. Jochelson is currently an attorney and partner with Gowling Lafleur Henderson LLP’s, a Canadian law firm in its Calgary, Alberta office, where he has been since 2003. He practices in the areas of corporate finance and corporate and commercial transactions with a particular emphasis on mergers, acquisitions, divestitures, reorganizations and financings. Mr. Jochelson has held various law firm management and leadership positions, including serving on national and regional management committees. Mr. Jochelson regularly provides boards of directors with strategic counsel in the context of material transactions and normal course corporate governance matters and acts regularly in respect to cross-border and private and public market transactions. He also has specific industry knowledge and expertise in the energy, power and related industries. Mr. Jochelson previously practiced law at Code Hunter Wittmann, where he was a partner from 1994-1999. From 1999-2002, Mr. Jochelson was a partner at Ernst & Young and its affiliated law firm, Donahue & Partners LLP. When Donahue & Partners LLP merged with McCarthy Tétrault LLP in 2002, Mr. Jochelson served as a partner there as well. He has also sat on numerous boards of private and Canadian public corporations and not-for-profit organizations. Mr. Jochelson received his B.A. and J.D. from the University of Calgary.

Mr. Vandeberg and Mr. Diamond-Goldberg devote their full-time efforts to our business activities.

Mr. Diamond-Goldberg serves as our President pursuant to the terms of a consulting services agreement between us and Marlin Consulting Corp. Marlin Consulting Corp. is an Alberta, Canada corporation that is wholly-owned by Mr. Diamond-Goldberg. The term of the consulting services agreement is for one year and renews automatically on the anniversary of its effective date, September 1, 2010, unless otherwise terminated by the parties as provided therein. Under the consulting services agreement, Mr. Diamond-Goldberg is also entitled a gross-up to cover applicable taxes and expense reimbursement for approved expenses incurred on our behalf or Legend Canada.

None of our directors or executive officers is related by blood, marriage or adoption.

EXECUTIVE COMPENSATION

This disclosure is intended to communicate the compensation that has been and is expected to be provided to our “named executive officers (“NEOs”), who currently are Mr. Marshall Diamond-Goldberg, President, and Mr. James Vandeberg, Chief Financial Officer.

Compensation Philosophy and Objectives

Our executive compensation program that we apply to our NEOs will be designed to attract and retain qualified and experienced executives who will contribute to our success. The executive compensation program is designed to attract, motivate and retain individuals with the skills and qualities necessary to support and develop our business within the framework of our small size and available resources. The Board of Directors has sole and unfettered discretion with respect to decisions regarding the compensation of the NEOs.

Elements of Compensation

Our executive compensation program is anticipated to consist of two components: (i) base compensation, and (ii) a long-term compensation component in the form of stock options and stock awards. Both components are determined and administered by the Board of Directors. The stock incentive component is expected to form an essential part of the NEOs’ compensation.

Base Compensation

Base compensation for the NEOs is reviewed from time to time and set by the Board of Directors, and is based on the individual’s job responsibilities, contribution, experience and proven or expected performance, as well as to market conditions. In setting base compensation levels, consideration will be given to such factors as level of responsibility, experience and expertise. Subjective factors such as leadership, commitment and attitude will also be considered.

Stock Options and Awards

To provide a long-term component to the executive compensation program, our executive officers, directors, employees and consultants may be granted Options and Awards (as those terms are defined below) under our 2011 Stock Incentive Plan. The maximization of shareholder value is encouraged by granting equity incentive awards. The President will make recommendations to the Board of Directors for the other executive officers and key employees. These recommendations take into account factors such as equity compensation given in previous years, the number of Options and Awards outstanding per individual and the level of responsibility.

Summary Compensation Table

The table below reflects compensation paid to the NEOs for the two fiscal years ended December 31, 2011 and 2010.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Equity-Based Awards ($)		All Other Compensation ($)	Total Compensation ($)
Marshall Diamond-Goldberg President	2011 2010	$205,500 24,000	(1)	$60,000 Nil	(2)	$1,451,805 Nil	(3)	Nil Nil	$1,717,305 24,000

James Vandeberg Vice President, Chief Financial Officer and Secretary	2011 2010	$154,998 40,000	(4)	$50,000 Nil	(2)	$1,306,624 Nil	(3)	Nil Nil	$1,511,622 40,000

(1)	Marlin Consulting Corp., of which Mr. Diamond-Goldberg is the sole beneficial owner, was paid $8,000 per month in fees from us in accordance with the consulting services agreement entered into by and between us and Marlin Consulting Corp. effective September 1, 2010. Effective July 1, 2011, Mr. Diamond-Goldberg’s compensation was increased to $26,250 per month.
(2)	On October 24, 2011, we awarded bonuses to management in recognition of the completion of the acquisition of the Sovereign Assets. Those bonuses were in the following amounts: $60,000 to Mr. Diamond-Goldberg and $50,000 to Mr. Vandeberg.
(3)	The amounts reported in the Equity-Based Awards column represent the grant date fair value of such awards to the NEOs, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. We used the Black-Scholes option-pricing model to estimate the calculated value of the stock options as of the date of grant, based on the following assumptions: (i) an expected volatility of 107%; (ii) dividend yield of 0.00%; (iii) risk-free interest rate of 2.03-2.60%; and (iv) expected life of 10 years. On November 2, 2011, the Board granted stock options under our 2011 Stock Incentive Plan to Mr. Diamond-Goldberg and Mr. Vandeberg, for 500,000 shares and 450,000 shares, respectively, at an exercise price of $2.17 per share, the closing trading price on such date. On December 15, 2011, the Board granted additional stock options under our 2011 Stock Incentive Plan to Mr. Diamond-Goldberg and Mr. Vandeberg, for 500,000 shares and 450,000 shares, respectively, at an exercise price of $0.99 per share, the closing trading price on such date. The options have a term of 10 years. One-third of the options are immediately vested upon grant, an additional one-third vests on the one-year anniversary of the grant date, and the final one-third vests on the two-year anniversary of the grant date.
(4)	Mr. Vandeberg’s salary was $5,000 per month from June 2010 to July 2011. Effective July 1, 2011, Mr. Vandeberg’s compensation was increased to $20,833 per month.

Narrative Disclosure to Summary Compensation Table

We have a consulting services agreement with Marlin Consulting Corp., of which Mr. Diamond-Goldberg is the sole owner, effective September 1, 2010. Pursuant to this agreement, Mr. Diamond-Goldberg serves as our President and as a consulting expert to us due to his specialized skills and extensive knowledge in the oil and gas industry, corporate finance and management. The agreement provides that Marlin Consulting Corp. is to be compensated at $6,000 per month during 2010 and $8,000 per month beginning in January 2011 and thereafter until the agreement terminates, plus a gross-up to cover applicable taxes and expense reimbursement for approved expenses. Effective July 1, 2011, that amount was increased by the Board of Directors to $26,250 per month. The term of the agreement is for one year and renews automatically on the anniversary of its effective date unless otherwise terminated by the parties. Mr. Diamond-Goldberg is to be reimbursed for out-of-pocket expenses reasonably incurred on our behalf of or Legend Canada by him. Mr. Diamond-Goldberg is eligible to participate in our 2011 Stock Incentive Plan or any bonus plan approved by the Board of Directors as provided in his agreement with us.

We do not have any employment or consulting agreement with Mr. James Vandeberg and his employment is at will. In 2010 the Board of Directors committed to paying Mr. Vandeberg $5,000 per month for his services as an executive officer. Effective July 1, 2011, the Board of Directors increased that amount to $20,833 per month. Mr. Vandeberg is to be reimbursed for out-of-pocket expenses reasonably incurred on our behalf or Legend Canada by him. Mr. Vandeberg is eligible to participate in our 2011 Stock Incentive Plan or any bonus plan approved by the Board of Directors.

Director Compensation

As of the date of this Current Report, there is no formal compensation program in place for directors and one is not expected to be put in place; provided, however, directors may be granted Options or Awards (as those terms are defined below) under our 2011 Stock Incentive Plan from time to time in the future and reasonable expenses incurred by directors on our behalf are to be reimbursed by us. We maintain directors’ and officers’ insurance on our directors.

2011 Stock Incentive Plan

On May 3, 2011, our Board of Directors adopted the Legend Oil and Gas, Ltd. 2011 Stock Incentive Plan. The 2011 Stock Incentive Plan provides for the grant of options (“Options”) to purchase Common Shares, and stock awards (“Awards”) consisting of Common Shares, to eligible participants, including directors, executive officers, employees and consultants of the Company. The terms and conditions of the 2011 Stock Incentive Plan apply equally to all participants. We have reserved a total of 4,500,000 Common Shares for issuance under the Plan. As of January 10, 2012, there are outstanding Options for a total of 2,800,000 Common Shares, none of which have been exercised, and no Awards have been granted. The 2011 Stock Incentive Plan in its adopted form is incorporated by reference as Exhibit 10.8 to this Current Report.

The Plan Administrator, which is currently the Board of Directors, may designate which of our directors, officers, employees and consultants are to be granted Options and Awards. The Plan Administrator has the authority, in its sole discretion, to determine the type or types of awards to be granted under the 2011 Stock Incentive Plan. Awards may be granted singly or in combination.

Options

The 2011 Stock Incentive Plan allows for the award of “incentive stock options” and “non-qualified stock options”. Options may be granted The Plan Administrator, in compliance with the requirements of the stock exchange on which the Common Shares may be listed or quoted, determines the exercise price and other terms associated with any Options granted under the Option Plan. The Options vest and expire on dates set by the Plan Administrator, being not more than ten years from the date of grant, provided that any outstanding Options will expire on a date not exceeding 90 days following the date that the holder ceases to be an officer, director, employee or consultant of the Company, for any reason other than retirement, death, permanent disability or termination for cause (as defined in the Plan). Options granted under the Option Plan are non-assignable.

Awards

The Plan Administrator is authorized to make Awards of Common Shares on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any (which may be based on continuous service with us or the achievement of performance goals related to profits, profit growth, profit related return ratios, cash flow or total shareholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the Plan Administrator shall determine, in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award. The terms, conditions and restrictions that the Plan Administrator shall have the power to determine shall include, without limitation, the manner in which Common Shares subject to Awards are held during the periods they are subject to restrictions and the circumstances under which repurchase or forfeiture of the Award shall occur by reason of a participant’s termination of service.

Upon the satisfaction of any terms, conditions and restrictions prescribed in respect to an Award, or upon a participant’s release from any terms, conditions and restrictions of an Award, as determined by the Plan Administrator, we shall release, as soon as practicable, to a participant or, in the case of a participant’s death, to the personal representative of a participant’s estate or as the appropriate court directs, the appropriate number of Common Shares. Notwithstanding any other provisions of the 2011 Stock Incentive Plan, the Plan Administrator may, in its sole discretion, waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Award under such circumstances and subject to such terms and conditions as the Plan Administrator shall deem appropriate.

To the extent not previously exercised or settled, and unless otherwise determined by the Plan Administrator in its sole discretion, Options and Awards shall terminate immediately prior to our corporate dissolution or liquidation. To the extent a forfeiture provision or repurchase right applicable to an Award has not been waived by the Plan Administrator, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table presents information about unexercised stock options held by each of the NEOs as of December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Marshall Diamond-Goldberg	166,666	333,334	$2.17	11-01-2021
	166,666	333,334	0.99	12-14-2021
James Vandeberg	150,000	300,000	$2.17	11-01-2021
	150,000	300,000	0.99	12-14-2021

Potential Payments upon Resignation, Retirement, or Change of Control

We do not have any plans or agreements that are specific and unique to executive officers regarding termination of employment or a change of control of the company.

Our 2011 Stock Incentive Plan provides for accelerated vesting of all unvested stock options and unvested restricted stock awards upon a “company transaction” (as defined in the plan), irrespective of the scheduled vesting date for these awards.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS,

AND DIRECTOR INDEPENDENCE

Related Party Transactions

Except as set forth below, we are not aware of any material interest, direct or indirect, of any of our directors or executive officers, any person beneficially owning, directly or indirectly, 10% or more of our voting securities, or any associate or affiliate of such person in any transaction within the last financial year or in any proposed transaction which in either case has materially affected or will materially affect us.

•

We lease office space for our principal executive offices from the law offices of Mr. Vandeberg, our director and executive officer. Our lease arrangement began in May 2010, at a rate of $500 per month for the 2010 fiscal year. The monthly rent was increased to $575 per month from January 1, 2011 to May 30, 2011. On June 1, 2011, Mr. Vandeberg moved office locations and our monthly rent increased to $1,000 per month. On October 1, 2011 the monthly rent was increased to $1,900. We plan to use space provided by Mr. Vandeberg until it is no longer suitable for our operations or circumstances demand otherwise.

•

During fiscal 2010 and 2011, we have retained a law firm of which Mr. Vandeberg is the sole member for legal services. We paid $13,886 to Mr. Vandeberg’s law firm for services rendered in fiscal 2010 and approximately $115,513 in fiscal 2011. We expect to continue to use Mr. Vandeberg’s law firm for legal services during 2012.

•

Mr. Diamond-Goldberg previously served as a director of International Sovereign Energy Corp. from August 2010 until his resignation on July 1, 2011. As described in this Current Report, we entered into an Asset Purchase Agreement with International Sovereign Energy Corp. and acquired the Sovereign Assets on October 20, 2011. The terms of our acquisition of the Sovereign Assets was determined through independent negotiation between James Vandeberg, our Vice President and Chief Financial Officer, and Sharad Mistry, Sovereign’s Chief Executive Officer and Chief Financial Officer. Mr. Diamond-Goldberg recused himself from all negotiations with respect to the transaction.

•

We have a consulting services agreement with Marlin Consulting Corp., of which Mr. Diamond-Goldberg is the sole owner, pursuant to which effective September 1, 2010. Pursuant to this agreement, Mr. Diamond-Goldberg serves as our President and as a consulting expert to us due to his specialized skills and extensive knowledge in the oil and gas industry, corporate finance and management. The agreement provides that Marlin Consulting Corp. is to be compensated at $6,000 per month during 2010 and $8,000 per month beginning in January 2011 and thereafter until the agreement terminates, plus a gross-up to cover applicable taxes and expense reimbursement for approved expenses. Effective July 1, 2011, that amount was increased by the Board of Directors to $26,250 per month. The term of the agreement is for one year and renews automatically on the anniversary of its effective date unless otherwise terminated by the parties. Mr. Diamond-Goldberg is to be reimbursed for out-of-pocket expenses reasonably incurred on our behalf of or Legend Canada by him. Mr. Diamond-Goldberg is eligible to participate in our 2011 Stock Incentive Plan or any bonus plan approved by the Board of Directors as provided in his agreement with us.

Conflicts of Interest

Our business raises potential conflicts of interest between certain with our officers and directors. Certain of our directors are directors of other natural resource companies and, to the extent that such other companies may participate in ventures in which we may participate, our directors may have a conflict of interest in negotiating and concluding terms regarding the extent of such participation. In the event that such a conflict of interest arises at a meeting of the Board of Directors, a director who has such a conflict will abstain from voting for or against the approval of such participation or such terms. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.

Mr. Marshall Diamond-Goldberg is our executive officer, director and shareholder, and he is also a former director of Sovereign. We have not found any reason to be concerned with this potential conflict of interest since Mr. Diamond-Goldberg resigned as a member of the board of directors of Sovereign effective as of July 1, 2011, and he was not involved on Sovereign’s behalf in negotiating the terms of the Asset Purchase Agreement.

Director Independence

Because our Common Shares are not currently listed on a national securities exchange, we have used the definition of “independence” of The Nasdaq Stock Market to determine whether our directors are independent. We have determined that Messrs. Busey and Jochelson qualify as “independent” in accordance with the published listing requirements of The Nasdaq Stock Market and for purposes of Section 16 of the Exchange Act.

LEGAL PROCEEDINGS

As of the date of this Current Report, there are no claims, proceedings, actions or lawsuits in existence, or to our knowledge threatened or asserted, against us or with respect to any of our assets that would materially adversely affect our business, property or financial condition, including environmental actions or claims. In addition, there are no outstanding judgments against us or any consent decrees or injunctions to which we are subject or by which our assets are bound. However, from time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We do not know of any proceedings to which any of our directors, executive officers, or affiliates, any owner of record of the beneficially or more than five percent of its common stock, or any associate of any such director, officer, affiliate, or security holder is a party adverse or has a material interest adverse to us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our Common Shares have been quoted for trading on the Over-the-Counter Bulletin Board (“OTCBB”) under the trading symbol “LOGL” since March 15, 2011. Prior to March 15, 2011, our Common Shares were quoted on the OTCBB under the trading symbol “SNHI”, although there was no active trading in the shares.

Although our Common Shares are quoted on the OTCBB, there is no assurance that an active, liquid market for our Common Shares will develop or that a trading market will continue. The OTCBB is a significantly more limited market than the New York Stock Exchange, American Stock Exchange or NASDAQ system. The quotation of our Common Shares on the OTCBB may result in a less liquid market available for our shareholders to trade Common Shares, could depress the trading price of the Common Shares and could have a long-term adverse impact on its ability to raise capital in the future.

The following table sets forth, for the period indicated, the high and low closing prices for our Common Shares on the OTCBB as reported by various OTCBB market makers. The quotations reflect inter-dealer prices without adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily reflect actual transactions. Prior to March 15, 2011, there were no reported trades for our Common Shares.

	High	Low
Fiscal 2011:
Fourth quarter, ended December 31, 2011	$2.30	$0.62
Third quarter, ended September 30, 2011	2.71	2.05
Second quarter, ended June 30, 2011	2.35	1.56
First quarter, ended March 31, 2011	1.90	1.45

Fiscal 2010:
Fourth quarter, beginning October 15, 2010	N/A	N/A
Third quarter, ended September 30, 2010	N/A	N/A
Second quarter, ended June 30, 2010	N/A	N/A
First quarter, ended March 31, 2010	N/A	N/A

As of February 17, 2012, the closing price for our Common Shares on the OTCBB was $0.83.

Holders

As of February 17, 2012, there were 50,642,516 Common Shares issued and outstanding, held by 13 holders of record, and in excess of 10,000 beneficial holders.

Transfer Agent and Registrar

Corporate Stock Transfer, located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209 is currently the transfer agent and registrar for our Common Shares. Its phone number is (303) 282-4800.

Dividend Policy

We have never declared or paid dividends on our capital stock. We intend to retain earnings, if any, to support the development of our business and therefore do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs.

There are no dividend restrictions that limit our ability to pay dividends on our common stock in our Articles of Incorporation, as amended, or Bylaws.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table gives information as of February 17, 2012, regarding our Common Shares that may be issued upon the exercise of options under our equity compensation plans.

	(a)	(b)	(c)
Plan Category	No. of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	No. of Shares Available for Future Issuance, excluding securities reflected in Column (a)
Equity Compensation Plans Approved by Stockholders	—	—	—
Equity Compensation Plans Not Approved by Stockholders (1)	2,840,000	$1.57	1,660,000
TOTAL	2,840,000	$1.57	1,660,000

(1)	On May 3, 2011, our Board of Directors adopted the Legend Oil and Gas, Ltd. 2011 Stock Incentive Plan, which is our only equity compensation plan. We have reserved a total of 4,500,000 Common Shares for issuance under the Plan. The 2011 Stock Incentive Plan has not been approved by our shareholders.

Issuer Acquisitions of Common Shares

In May 2010, following Mr. Vandeberg’s acquisition of 5,849,000 Common Shares from Desert Bloom Investments, he voluntarily surrendered and cancelled 4,250,000 Common Shares. In addition, the 100,000 shares of preferred stock relinquished by Desert Bloom Investments were also surrendered and cancelled.

In April 2011, Mr. Vandeberg, Mr. Diamond-Goldberg and Mr. Wayne Gruden, a greater than five-percent shareholder, voluntarily surrendered a total of 15,890,000 Common Shares (5,956,000, 6,056,000 and 3,878,000 Common Shares, respectively), owned by them to us, which shares were immediately cancelled.

Securities Outstanding

Common Shares and Preferred Shares

As of February 17, 2012, 50,642,516 Common Shares were issued and outstanding as fully paid and non-assessable Common Shares, and 2,300,000 Convertible Preferred Shares were issued and outstanding as fully paid and non-assessable.

Options and Awards

As of February 17, 2012, there are outstanding Options for 2,840,000 Common Shares under our 2011 Stock Incentive Plan. We have not granted any Awards under our 2011 Stock Incentive Plan.

Warrants

The following table summarizes our outstanding warrants as of December 31, 2011 and December 31, 2010. These warrants were issued in connection with private placements of units, as described below in “RECENT SALES OF UNREGISTERED SECURITIES.”

Common Shares Issuable

from Warrants

Outstanding as of

Date of Issue	December 31, 2011	December 31, 2010	Exercise Price	Expiration
October 26, 2010	1,300,000	1,300,000	$0.50	October 27, 2013
February 2, 2011	300,000	—	$0.50	February 3, 2014
April 28, 2011	250,000	—	$1.00	April 29, 2014
September 9, 2011	2,300,000	—	$2.00	September 10, 2014

	4,150,000	1,300,000

Resales of Restricted Securities Under Rule 144 and By Registration

Securities, including Common Shares, that we have has issued and that have not been registered under the Securities Act are “restricted securities” within the meaning of Rule 144 under the Securities Act. These restricted securities are not permitted to be offered, sold, pledged or otherwise transferred by the holders of such securities, directly or indirectly, unless the securities are registered under the Securities Act and all applicable states securities laws, or unless there is an available exemption or exclusion from such registration requirements, generally the safe harbor provided by Rule 144.

In order to meet the “adequate current public information” requirement under Rule 144, if an issuer of securities is, or previously has been, a “shell company” (meaning (i) no or nominal operations and (ii) no or nominal assets other than cash and cash equivalents), the issuer must file all disclosure reports (except reports on Form 8-K) and other materials required to be filed with the SEC under the Exchange Act during the preceding 12 months and file current “Form 10 information” with the SEC reflecting its status as an entity that is no longer a “shell company.” Once these disclosure requirements have been met, subject to the meeting all other requirements under Rule 144, the restricted securities of the issuer may be sold after one year has elapsed from the date that the issuer filed such “Form 10 information” with the SEC.

The Asset Purchase Agreement with Sovereign, as discussed above in Item 2.01 in this Current Report, concluded that we may have been at one time a “shell company” in the past. Accordingly, the Asset Purchase Agreement requires that we file “Form 10 information” with the SEC to accommodate the sale of restricted securities under Rule 144. We believe that we were never a shell company and that, even if we were deemed to have been a shell, we ceased to be a shell company in October 2010, when we acquired our first oil and gas producing properties, and that the filing of our Annual Report on Form 10-K for the year ended December 31, 2010 satisfied the Form 10 disclosure requirements. Nevertheless, we agreed in the Asset Purchase Agreement to include such “Form 10 information” in this Current Report, as set forth herein. In addition, we intend to comply with the “adequate current public information” requirements under Rule 144.

RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of all securities that we have sold within the past three years without registration under the Securities Act of 1933, as amended:

•

On October 26, 2010, we completed a private placement for the offer and sale of 1,300,000 units at a price of $0.50 per unit, for gross proceeds of $650,000. Each unit consisted of one Common Share and one Common Share purchase warrant. The private placement was conducted under the exemption from registration provided pursuant to Regulation S under the Securities Act (rules governing offers and sales of securities made outside of the United States without registration). Each warrant entitles the holder to purchase an additional Common Share at $0.50 per Common Share for a period of three years from the date of issuance. The proceeds were used to acquire working interests in oil and gas leases and for general working capital.

•

On December 3, 2010, we issued 500,000 Common Shares at a price of $0.50 per share. The securities were issued to one “non-U.S. person” in an “offshore transaction” (as those terms are defined under Regulation S of the Securities Act) relying on Regulation S and Section 4(2) of the Securities Act. The proceeds were used for working capital.

•

On February 2, 2011, we completed a private placement for the offer and sale of 300,000 units at $0.50 per unit, for gross proceeds of $150,000. Each unit consisted of one Common Share and one Common Share purchase warrant. The private placement was conducted under the exemption from registration provided pursuant to Regulation S under the Securities Act (rules governing offers and sales of securities made outside of the United States without registration). Each warrant entitles the holder to purchase an additional Common Share at $0.50 per Common Share for a period of three years from the date of issuance. The proceeds were used to acquire working interests in oil and gas leases.

•

On April 28, 2011, we completed a private placement for the offer and sale of 250,000 units at $1.00 per unit, for gross proceeds of $250,000. Each unit consisted of one Common Share and one Common Share purchase warrant. The private placement was conducted under the exemption from registration provided pursuant to Regulation S under the Securities Act (rules governing offers and sales of securities made outside of the United States without registration). Each warrant entitles the holder to purchase one additional Common Share at $1.00 per share with a term of three years. The proceeds were used for general working capital.

•

On August 10, 2011, we completed a private placement for the offer and sale of 2,300,000 units at $2.00 per unit, for gross proceeds of $4,600,000. Each unit consisted of one Convertible Preferred Share and one Common Share purchase warrant. Each warrant entitles the holder to purchase an additional Common Share at $2.00 per Common Share for a period of three years from the date of issuance. The private placement was conducted under the exemption from registration provided pursuant to Regulation S under the Securities Act (rules governing offers and sales of securities made outside of the United States without registration). We used a portion of the proceeds to purchase the Sovereign Assets. The rights and preferences of the Convertible Preferred Shares are described below in “DESCRIPTION OF CAPITAL STOCK – Convertible Preferred Shares.”

•

On September 28, 2011, we entered into a retainer letter agreement with Midsouth Capital Inc., an investment banking firm, to provide investment banking services in connection with a possible future best efforts private placement offering by us to raise additional capital. As part of the compensation to be paid to Midsouth, we issued 10,000 restricted Common Shares to Midsouth. This issuance was exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended. This is not an offer to sell, nor a solicitation of an offer to buy, any of our securities.

•

On October, 20, 2011, we issued 3,552,516 Common Shares to Sovereign as part of the purchase price for the Sovereign Assets pursuant to the Asset Purchase Agreement. This issuance of the Common Shares was exempt from registration in the United States pursuant to Regulation S under the Securities Act (rules governing offers and sales of securities made outside of the United States without registration).

•

In January 2012, we issued 60,000 shares to Gross Capital, Inc., pursuant to a consulting services agreement that we entered into for the provision of certain investor relations services. The issuance to Gross Capital, Inc. was exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.

DESCRIPTION OF CAPITAL STOCK

Our amended articles of incorporation authorize a total of 400,000,000 shares of common stock, par value $0.001 per share (“Common Shares”), and 100,000,000 shares of blank check preferred stock, par value $0.001 per share (“Preferred Shares”), of which 2,300,000 shares have been designated as convertible preferred shares, par value $0.001 per share(“Convertible Preferred Shares”). As of February 17, 2012, there are 50,642,516 Common Shares and 2,300,000 Convertible Preferred Shares issued and outstanding.

The Board of Directors is authorized to issue any of our capital stock with or without certificates. The fact that the shares are not represented by certificates shall have no effect on the rights and obligations of the shareholders. If the shares are represented by certificates, such shares shall be represented by consecutively numbered certificates signed, either manually or by facsimile, in the name of the corporation by the president or one or more vice presidents and the secretary or an assistant Secretary.

Common Shares

Holders of Common Shares are entitled to receive notice of and to attend and vote at all meetings of our shareholders, except meetings of holders of another class of shares. Each Common Share entitles the holder thereof to one vote. Subject to the preferences accorded to holders of Preferred Shares, including Convertible Preferred Shares and any other securities ranking senior to the Common Shares, holders of Common Shares are entitled to dividends if, as and when declared by the Board of Directors. Cumulative voting is not permitted; therefore, holders of Common Shares have as many votes for each of the Common Shares owned by them as there are directors to be elected. In the event of our liquidation, dissolution or winding up, holders of Common Shares, subject to the preferences accorded to holders of Preferred Shares, including Convertible Preferred Shares and any other shares ranking senior to the Common Shares, are entitled to share equally, share for share, any of our remaining assets.

Blank Check Preferred Shares

The Board of Directors has the authority, within the limitations and restrictions in our amended articles of incorporation, to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of any series, without further vote or action by the shareholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by the shareholders. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of holders of Common Shares, including voting rights. In some circumstances, this issuance could have the effect of decreasing the market price of our Common Shares. We currently have no plans to issue any additional shares of preferred stock besides the already issued Convertible Preferred Shares.

Undesignated Preferred Shares may enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of Preferred Shares may adversely affect the rights of holders of our Common Share. For example, any Preferred Shares issued may rank prior to the Common Shares as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of Preferred Shares, or the issuance of rights to purchase Preferred Shares, may discourage an unsolicited acquisition proposal or bids for our Common Shares or may otherwise adversely affect the market price of our Common Shares.

Convertible Preferred Shares

Our Board has designed 2,300,000 Convertible Preferred Shares, all of which are issued and outstanding. The Convertible Preferred Shares are entitled to dividends as if they were Common Shares in the event our Board of Directors declares and pays any dividends on our Common Shares. The Convertible Preferred Shares will not be entitled to any other dividends. Upon our corporate liquidation, dissolution or winding up, holders of Convertible Preferred Shares are entitled to receive a pro rata share of all of our assets that are available for distribution prior to any distribution to holders of Common Shares. The holders of Convertible Preferred Shares are entitled to one vote per share held on all matters submitted to a vote of the shareholders. Cumulative voting is not permitted.

Holders of the Convertible Preferred Shares have rights to convert the Convertible Preferred Shares into Common Shares. Each Convertible Preferred Share outstanding may, at any time at the option of the holder, be converted into one fully paid and nonassessable Common Share. At any time that the Common Shares are changed into a different number of shares of any class or classes of our capital stock, whether by recapitalization, combination, consolidation, reclassification or otherwise in any such event the holders of Convertible Preferred Shares shall have the same conversion rights with respect to the reclassified securities as they had with respect to the Common Shares, and the conversion formula will be adjusted equitably.

Each holder of the Convertible Preferred Shares has a “put” option to require us to redeem any or all of the Convertible Preferred Shares held by such holder if our Common Shares are not listed for trading or otherwise quoted on the NYSE. Amex, NASDAQ, or any other stock market more senior than the OTCBB on or before the March 31, 2012. The redemption price is $2.00 per share payable in cash. This right may be waived by the holders of the Convertible Preferred Shares.

Holders of both Common Shares and Convertible Preferred Shares are entitled to one vote per share held. Holders of Common Shares and Convertible Preferred Shares do not have any preemptive rights to subscribe for or to purchase any of our shares, obligations or other securities.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are incorporated under the laws of the State of Colorado. Our articles of incorporation limit the personal liability of our directors to the fullest extent permitted by Colorado law. Under Colorado law, a corporation may include in its articles of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its shareholders for damages for (i) any breach of the director’s duty of loyalty to the corporation or to its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) acts specified in Section 7-108-403 of the Colorado Business Corporation Act (CBCA); or (iv) any transaction from which the director directly or indirectly derived any improper personal benefit. If the CBCA is amended to eliminate or limit further the liability of a director, then, in addition to the elimination and limitation of liability provided by the foregoing, the liability of each director may be eliminated or limited to the fullest extent permitted under the provisions of the Colorado Business Corporation Act as so amended. But no such provision may eliminate or limit the liability of a director (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation, or (b) for any transaction from which the director derived an improper personal benefit (see Section 7-109-102(4) of the CBCA).

Our bylaws also include indemnification provisions under which we have the power to indemnify our directors, officers, former directors and officers, employees and other agents (including heirs and personal representatives) against all costs, charges and expenses actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which a director or officer is made a party by reason of being or having been a director or officer of our company. Our bylaws further provide for the advancement of expenses incurred in connection with a proceeding upon receipt of an undertaking by or on behalf of such person to repay such amounts if it is determined that the party is not entitled to be indemnified under our bylaws. These indemnification rights are contractual, and as such will continue as to a person who has ceased to be a director, officer, employee or other agent, and will inure to the benefit of the heirs, executors and administrators of such a person.

We have a directors’ and officers’ liability insurance policy in place pursuant to which our directors and officers are insured against certain liabilities, including certain liabilities under the Securities Act and the Exchange Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

We have previously filed with the SEC our audited financial statements as of and for the fiscal years ended December 31, 2010 and 2009, which are set forth in our annual report on Form 10-K filed with the SEC on March 31, 2011, and our unaudited financial statements as of and for the nine months ended September 30, 2011, which are set forth in Amendment No.1 to our quarterly report on Form 10-Q/A filed with the SEC on February 23, 2012. We incorporate by reference those financial statements into this Current Report.

In addition, we are filing with this Current Report the financial statements referenced below under Item 9.01 of this Current Report with respect to the acquisition of the Sovereign Assets.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

Since January 21, 2011, our independent auditors have been Peterson Sullivan LLP, of Seattle, Washington (“Peterson Sullivan”), an independent registered public accounting firm. Prior to that, our auditors were Robison, Hill & Company, of Salt Lake City, Utah (“Robison”).

On January 21, 2011, our Board of Directors dismissed Robison as our independent registered public accounting firm.

Robison’s audit report of our financial statements for the years ended December 31, 2009 and 2008 included language expressing substantial doubt as to our ability to continue as a going concern. The audit report contained no other adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During such two years, the financial statements contained no other adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles were made, as described in Item 304(a)(1)(ii) of Regulation S-K.

As such, in connection with these audits of the fiscal years ended December 31, 2009 and 2008, there were no disagreements between us and Robison on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Robison’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection in their reports on our financial statements for such years.

None of the reportable events described in Item 304(a)(1)(iv) of Regulation S-K, as relied upon during the period of their audit reports, occurred during the years ended December 31, 2009 and 2008. During the two most recent fiscal years and any subsequent period preceding dismissal, there were no disagreements with Robison, as described in Item 304(a)(1)(ii) of Regulation S-K.

We provided Robison with a copy of the foregoing disclosure, and requested that Robison furnish the Company with a letter addressed to the SEC stating whether or not it agrees with such disclosure. We filed (as Exhibit 16.2 to our amended current report on Form 8-K, dated January 21, 2011, and filed with the SEC on January 28, 2011) a copy of the letter from Robison, dated January 24, 2011 stating their agreement with such statements, as required by Item 304(a)(3) of Regulation S-K

On January 21, 2011, the Board engaged the accounting firm of Peterson Sullivan and appointed it as our new independent registered public accounting firm.

During the fiscal years ended December 31, 2009 and 2008, and the period prior to the engagement of Peterson Sullivan, we did not consult with Peterson Sullivan with regard to (i) the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on our financial statements; and further, Peterson Sullivan did not provide written or oral advice to us that was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement or a reportable event (as described in Item 304(a)(1)(iv) of Regulation S-K).

The decision to change principal auditors and the engagement of the new principal auditor was recommended and approved by the Board.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Exchange Act. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by us can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings with the SEC are also available on the SEC’s web site at http://www.sec.gov and on our web site at http://legendoilandgas.com.

Item 3.02	Unregistered Sales of Equity Securities

On October, 20, 2011, we issued 3,552,516 Common Shares to International Sovereign Energy Corp. as part of the consideration paid to Sovereign for purchase of the Sovereign Assets by Legend Canada pursuant to the Asset Purchase Agreement. This issuance of Common Shares was exempt from registration in the United States pursuant to Regulation S under the Securities Act (rules governing offers and sales of securities made outside of the United States without registration). For more information regarding the purchase of the Sovereign Assets, see the disclosure under Item 2.01 in this Current Report.

Item 5.02	Compensatory Arrangements of Certain Officers

(d) Compensatory Matters. On October 24, 2011, we awarded bonuses to management in recognition of the completion of the acquisition of the Sovereign Assets. Those bonuses were in the following amounts:

Officer	Amount
Marshall Diamond-Goldberg	$60,000.00
President and Director
James Vandeberg	$50,000.00
Vice President, Chief Financial Officer and Director

Item 5.06	Change in Shell Company Status

The Asset Purchase Agreement with Sovereign, as discussed above in Item 2.01 in this Current Report, concluded that we may have been at one time a “shell company” in the past. Accordingly, the Asset Purchase Agreement requires that we file “Form 10 information” with the SEC to accommodate the sale of restricted securities under Rule 144. We believe that even if we may have been deemed to have been a shell, we ceased to be a shell company in October 2010, when we acquired our first oil and gas producing properties, and that the filing of our Annual Report on Form 10-K for the year ended December 31, 2010 satisfied the Form 10 disclosure requirements. Nevertheless, we agreed in the Asset Purchase Agreement to include such “Form 10 information” in this Current Report, as set forth herein.

Accordingly, we are disclosing in this Item 5.06 that we are not a shell company.

Item 8.01	Other Events

On October 21, 2011, we issued a press release announcing that Legend Canada acquired the Sovereign Assets from Sovereign as disclosed in more detail in Item 2.01 in this Current Report. A copy of the press release is attached to this Current Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired

In connection with our acquisition of the Sovereign Assets (as described in Item 2.01 to this Current Report), we are filing as Exhibits to this Current Report the following financial statements with respect to International Sovereign Energy Corp.:

•

Audited Consolidated Financial Statements of International Sovereign Energy Corp. for the years ended December 31, 2010 and 2009, reconciled to U.S. generally accepted accounting principles, are included with this Current Report at Exhibit 99.4;

•

Unaudited Condensed Interim Consolidated Statements of International Sovereign Energy Corp. for the three and nine months ended September 30, 2011, reconciled to U.S. generally accepted accounting principles, are included with this Current Report at Exhibit 99.5;

(b)	Pro Forma Financial Information

We are filing as Exhibit 99.6 to this Current Report the following pro forma financial information with respect to our acquisition of the Sovereign Assets:

•	Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2011;

•	Unaudited Pro Forma Consolidated Statement of Operations for the nine months ended September 30, 2011; and

•	Unaudited Pro Forma Consolidated Statement of Operations for the fiscal year ended December 31, 2010.

(d)	Exhibits.

The exhibits listed in the Index to Exhibits, immediately following the signature page of this Current Report, are filed or incorporated by reference as part of this Report.

Certain of the agreements filed as exhibits to this Current Report contain representations and warranties by the parties to the agreements that have been made solely for the benefit of the parties to the agreement. These representations and warranties:

•	may have been qualified by disclosures that were made to the other parties in connection with the negotiation of the agreements, which disclosures are not necessarily reflected in the agreements;

•	may apply standards of materiality that differ from those of a reasonable investor; and

•	were made only as of specified dates contained in the agreements and are subject to subsequent developments and changed circumstances.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date that these representations and warranties were made or at any other time. Investors should not rely on them as statements of fact.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 21, 2012	LEGEND OIL AND GAS, LTD.

	By:	/s/ James Vandeberg
James Vandeberg
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description	Location

3.1	Amended and Restated Articles of Incorporation dated January 29, 2007	Incorporated by reference herein from our report on Form 8-K dated January 29, 2007, filed with the SEC on January 30, 2007.

3.2	First Articles of Amendment to the Amended and Restated Articles of Incorporation dated October 4, 2010	Incorporated by reference herein from our definitive Information Statement filed with the SEC on October 19, 2010.

3.3	Articles of Amendment to the Articles of Incorporation dated August 12, 2011	Incorporated by reference herein from our amended current report on Form 8-K dated August 11, 2011, filed with the SEC on September 16, 2011.

3.4	Bylaws dated November 29, 2000	Incorporated by reference herein from our registration statement on Form 10-SB, filed with the SEC on April 25, 2002.

4.1	Specimen Legend Oil and Gas, Ltd. Common Stock Certificate	Incorporated by reference herein from our report on Form 10-K dated December 31, 2010, filed with the SEC on March 31, 2011.

4.2	Form of Warrant issued to Iconic Investment Co.	Incorporated by reference herein from our report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 13, 2011.

4.3	Form of Warrant issued in connection with August, 2011 units financing	Incorporated by reference herein from our report on Form 10-Q for the period ended June 30, 2011, filed with the SEC on August 12, 2011.

4.4	Specimen Legend Oil and Gas, Ltd. Convertible Preferred Stock Certificate	Incorporated by reference herein from our report on Form 10-Q for the period ended September 30, 2011, filed with the SEC on November 14, 2011.

10.1	Consulting Agreement by and between Marlin Consulting Corp. and Legend dated September 1, 2010	Incorporated by reference herein from our report on Form 10-K dated December 31, 2010, filed with the SEC on March 31, 2011.

10.2	Agreement for Purchase and Sale by and between Piqua Petro, Inc. and the Company dated October 20, 2010 (Piqua Project)	Incorporated by reference herein from our report on Form 8-K dated October 29, 2010, filed with the SEC on November 4, 2010.

10.3	Assignment of Oil and Gas Lease by Wasaabee Energy Inc. dated February 25, 2011 (Bakken Project)	Incorporated by reference herein from our report on Form 10-K dated December 31, 2010, filed with the SEC on March 31, 2011.

10.4	Assignment of Oil and Gas Lease by Wasaabee Energy Inc. dated March 23, 2011 (Bakken Project)	Incorporated by reference herein from our report on Form 10-K dated December 31, 2010, filed with the SEC on March 31, 2011.

10.5	Assignment of Oil and Gas Lease by Wasaabee Energy Inc. dated March 30, 2011 (Bakken Project)	Incorporated by reference herein from our report on Form 10-K dated December 31, 2010, filed with the SEC on March 31, 2011.

10.6	Subscription Agreement by and between Legend Oil and Gas, Ltd. and Iconic Investment Co. dated January 21, 2011	Incorporated by reference herein from our report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 13, 2011.

10.7	Subscription Agreement by and between Legend Oil and Gas, Ltd. and Iconic Investment Co. dated April 28, 2011	Incorporated by reference herein from our report on Form 10-Q for the period ended March 31, 2011, filed with the SEC on May 13, 2011.

10.8	Legend Oil and Gas, Ltd. 2011 Stock Incentive Plan	Incorporated by reference herein from our report on Form 8-K dated May 3, 2011, filed with the SEC on May 9, 2011.

10.9	Form of Subscription Agreement in connection with August 2011 units financing	Incorporated by reference herein from our report on Form 10-Q for the period ended June 30, 2011, and filed with the SEC on August 12, 2011.

10.10	Asset Purchase Agreement by and among International Sovereign Energy Corp., Legend Oil and Gas, Ltd., and Legend Energy Canada Ltd. dated September 13, 2011	Incorporated by reference herein from our report on Form 8-K dated September 12, 2011, filed with the SEC on September 16, 2011.

10.10A	Amending Agreement to Asset Purchase Agreement, by and among International Sovereign Energy Corp., Legend Oil and Gas, Ltd., and Legend Energy Canada Ltd. dated October 20, 2011	Incorporated by reference herein from our report on Form 8-K/A dated October 20, 2011, filed with the SEC on November 23, 2011

10.11	Credit Facility Offering Letter by and between National Bank of Canada and Legend Energy Canada Ltd. dated August 15, 2011	Incorporated by reference herein from our amended current report on Form 8-K dated August 11, 2011, filed with the SEC on September 16, 2011.

10.12	Acknowledgment of Debt Revolving Demand Credit Agreement by and between National Bank of Canada and Legend Energy Canada Ltd. dated August 15, 2011	Incorporated by reference herein from our amended current report on Form 8-K dated August 11, 2011, filed with the SEC on September 16, 2011.

10.13	Fixed and Floating Charge Demand Debenture by and between National Bank of Canada and Legend Energy Canada Ltd. dated October 19, 2011	Incorporated by reference herein from our report on Form 10-Q for the period ended September 30, 2011, filed with the SEC on November 14, 2011.

10.14	Pledge by Legend Energy Canada Ltd. dated October 19, 2011	Incorporated by reference herein from our report on Form 10-Q for the period ended September 30, 2011, filed with the SEC on November 14, 2011.

10.15	Assignment of Book Debts by Legend Energy Canada Ltd. dated October 19, 2011	Incorporated by reference herein from our report on Form 10-Q for the period ended September 30, 2011, filed with the SEC on November 14, 2011.

10.16	Negative Pledge and Undertaking by and between National Bank of Canada and Legend Energy Canada Ltd. dated October 19, 2011	Incorporated by reference herein from our report on Form 10-Q for the period ended September 30, 2011, filed with the SEC on November 14, 2011.

10.17	Engagement Agreement by and between Legend Oil and Gas, Ltd. and Midsouth Capital Inc. dated September 28, 2011	Incorporated by reference herein from our report on Form 10-Q for the period ended September 30, 2011, filed with the SEC on November 14, 2011.

10.18	Form of Stock Option Agreement used in connection with option grants to the executive officers of Legend Oil and Gas, Ltd.	Incorporated by reference herein from our report on Form 10-Q for the period ended September 30, 2011, filed with the SEC on November 14, 2011.

10.19	Office Space Lease by and between Dundeal Canada (GP) Inc. and Legend Energy Canada Ltd., dated October 17, 2011	Incorporated by reference herein from our report on Form 8-K/A dated October 20, 2011, filed with the SEC on November 23, 2011.

21.1	Subsidiaries	Incorporated by reference herein from our report on Form 8-K/A dated October 20, 2011, filed with the SEC on November 23, 2011.

23.1	Consent of KLH Consulting	Filed herewith.

23.2	Consent of Insite Petroleum Consultants Ltd.	Filed herewith.

23.3	Consent of Peterson Sullivan LLP	Filed herewith.

23.4	Consent of Robison Hill & Co.	Filed herewith.

23.5	Consent of Deloitte & Touche LLP	Filed herewith.

99.1	Press Release dated October 20, 2011	Incorporated by reference herein from our report on Form 8-K dated October 20, 2011, filed with the SEC on October 26, 2011

99.2	Piqua, Kansas, USA Properties Reserve Report as of December 31, 2010, dated May 19, 2011 and updated January 4, 2012	Incorporated by reference herein from Amendment No. 2 to our report on Form 8-K/A dated October 20, 2011, filed with the SEC on January 11, 2012

99.3	Evaluation of Oil and Gas Properties (as of December 30, 2010), dated January 6, 2012	Filed herewith.

99.4	Audited Consolidated Financial Statements of International Sovereign Energy Corp. for the years ended December 31, 2010 and 2009, reconciled to U.S. generally accepted accounting principles	Incorporated by reference herein from Amendment No. 2 to our report on Form 8-K/A dated October 20, 2011, filed with the SEC on January 11, 2012

99.5	Unaudited Condensed Interim Consolidated Statements of International Sovereign Energy Corp. for the three and nine months ended September 30, 2011, reconciled to U.S. generally accepted accounting principles	Incorporated by reference herein from our report on Form 8-K/A dated October 20, 2011, filed with the SEC on November 23, 2011

99.6	Unaudited pro forma financial information	Filed herewith.